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TABLE OF CONTENTS

Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

February 10, 2017

among

RECKITT BENCKISER GROUP PLC

MEAD JOHNSON NUTRITION COMPANY

and

MARIGOLD MERGER SUB, INC.

i

ii

iii

 AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (as the same may be amended from time to time in accordance with its terms, this "Agreement") dated as of February 10, 2017, among Mead Johnson Nutrition Company, a Delaware corporation (the "Company"), Reckitt Benckiser Group plc, a company incorporated in England and Wales ("Parent"), and Marigold Merger Sub, Inc., a Delaware corporation and a wholly owned indirect subsidiary of Parent ("Merger Sub").

W I T N E S S E T H :

        WHEREAS, the respective Boards of Directors of Parent, the Company and Merger Sub have approved and deemed it advisable that the shareholders of Parent approve the Merger and the respective stockholders of the Company and Merger Sub adopt this Agreement pursuant to which, among other things, Parent would indirectly acquire the Company by means of a merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement; and

        WHEREAS, in connection with the execution and delivery of this Agreement, Parent and Reckitt Benckiser Treasury Services plc ("RBTS") have entered into a facilities agreement with Bank of America Merrill Lynch International Limited, Deutsche Bank AG, London branch, HSBC Bank plc and The Hong Kong and Shanghai Banking Corporation Limited (and/or their respective Affiliates) (the "Debt Commitment Parties") pursuant to which the Debt Commitment Parties have agreed to arrange and committed to provide debt financing to Parent and RBTS in an aggregate amount of $20,000,000,000 and £1,000,000,000, the proceeds of which are expected to be sufficient, together with cash on hand, to pay the aggregate Merger Consideration and all other amounts, costs and expenses payable by Parent and/or its Subsidiaries under or in connection with this Agreement and the transactions contemplated hereby.

        ACCORDINGLY, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree as follows:

Article 1
DEFINITIONS

        Section 1.01.    Definitions.     (a) As used herein, the following terms have the following meanings:

        "1933 Act" means the Securities Act of 1933.

        "1934 Act" means the Securities Exchange Act of 1934.

        "Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any offer or proposal by a Third Party relating to (i) any direct or indirect acquisition or purchase of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries or (iii) a merger, consolidation, share exchange, business combination, sale of all or substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries.

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such

Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have correlative meanings.

        "Anti-Bribery Laws" means the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and any similar Applicable Law of any other jurisdiction where the Company or any of its Subsidiaries does business.

        "Applicable Law" means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, directive, instruction, guideline, bulletin, manual, policy, standard, interpretation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

        "Business Day" means any day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York, or London, United Kingdom are authorized or required by Applicable Law to close.

        "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985.

        "Code" means the Internal Revenue Code of 1986.

        "Collective Bargaining Agreement" means any written agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries and any labor organization or other authorized employee representative representing current or former employees of the Company or any Subsidiary in connection with their employment with the Company or any Subsidiary.

        "Company 10-Q" means the Company's quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2016.

        "Company Balance Sheet" means the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2016 and the footnotes thereto set forth in the Company 10-Q.

        "Company Balance Sheet Date" means September 30, 2016.

        "Company Common Stock" means the common stock, $0.01 par value, of the Company.

        "Company Disclosure Schedule" means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub.

        "Company Material Adverse Effect" means a material adverse effect on (i) the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect to the extent arising or resulting from (A) changes in the financial or securities markets or general economic or political conditions globally or in any of the markets in which the Company or any of its Subsidiaries operate; provided that such changes may be considered for purposes of determining whether there has been, or would reasonably expected to be, a Company Material Adverse Effect to the extent such changes have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies engaged in the industry in which the Company and its Subsidiaries operate, (B) changes (including changes in Applicable Law, GAAP or the interpretation or enforcement thereof) or conditions generally affecting the industry in which the Company and its Subsidiaries operate; provided that such changes or conditions may be considered for purposes of determining whether there has been, or would reasonably expected to be, a Company Material Adverse Effect to the extent such changes or conditions have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies engaged in the industry in which the Company and its Subsidiaries operate, (C) acts of war, sabotage or terrorism or natural disasters globally or in any of the markets in which the Company or any of its Subsidiaries operate; provided that such conditions or occurrences may be considered for purposes of determining whether there has been, or would reasonably expected to be, a Company Material Adverse Effect to the extent such conditions or occurrences have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies engaged in the industry in which the Company and its Subsidiaries operate, (D) any failure, in and of itself, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (E) the execution and delivery of this Agreement or the public announcement or consummation of this Agreement, the Merger and the other transactions contemplated hereby (it being understood and agreed that the foregoing shall not apply to any representation, warranty, covenant or agreement of the Company herein that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby), or (F) any action taken at the written request of Parent or Merger Sub, or (ii) the Company's ability to consummate the transactions contemplated hereby.

        "Company Preferred Stock" means the preferred stock, $0.01 par value, of the Company.

        "Company Revolver" means the Company's five-year revolving credit facility, as disclosed in the Company SEC Documents as of the date hereof (or as amended after the date hereof in accordance with the provisions of this Agreement).

        "Company SEC Documents" means, collectively, (i) the Company's annual reports on Form 10-K, (ii) the Company's quarterly reports on Form 10-Q, (iii) each of the Company's current reports on Form 8-K, and (iv) the Company's proxy statements relating to its annual meeting of stockholders, in each case filed or furnished by the Company with the SEC since January 1, 2014.

        "Company Stock Plans" means the Company Long-Term Incentive Plan, Company 2009 Amended and Restated Stock Award and Incentive Plan and the Company 2009 Stock Award and Incentive Plan and any other equity compensation plan or arrangement of the Company.

        "Company Transaction Representative" means (i) directors, officers and employees of the Company and each of its Subsidiaries and Affiliates and (ii) investment bankers, attorneys, accountants or other advisors, agents, intermediaries or representatives retained by the Company or any of its Subsidiaries or Affiliates in connection with the Merger and the other transactions contemplated hereby.

        "Competition Laws" means the HSR Act and any other Applicable Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

        "Confidentiality Agreement" means the Confidentiality Agreement, dated December 19, 2016, between Parent and the Company.

        "Contract" or "contract" means any legally binding contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, lease (other than, for purposes of the representations and warranties set forth in Section 4.20, any lease that is not a Material Lease) or license, in each case whether written or oral.

        "Delaware Law" means the General Corporation Law of the State of Delaware.

        "Employee Plan" means any (i) "employee benefit plan" as defined in Section 3(3) of ERISA, (ii) Company Stock Plan, compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation (other than base salary or base wage rates), bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers' compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Affiliates for the current or future benefit of any current or former Service Provider or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability; but excluding any statutory employee benefit plan that is (A) required pursuant to Applicable Law outside of the United States and (B) maintained either solely by a Governmental Authority or on behalf of a Governmental Authority by a third-party entity other than the Company or one of its Affiliates. For the avoidance of doubt, a Collective Bargaining Agreement shall not constitute an agreement for purposes of clauses (ii) and (iii).

        "Environmental Law" means any Applicable Law relating to the protection of human health and safety (with respect to Hazardous Substances), protection of the indoor or outdoor environment, or the generation, use, handling, transportation, treatment, storage, disposal, release or discharge of pollutants, contaminants, chemicals or any other toxic or otherwise Hazardous Substances.

        "Environmental Permits" means all permits, licenses, authorizations, franchises, consents, approvals, variances and exemptions, in each case, required by Environmental Laws and relating to the business of the Company or any of its Subsidiaries, as currently conducted.

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "Financing Related Party" means all Financing Sources, together with their Affiliates and their respective officers, directors, employees, stockholders, agents, and other Representatives.

        "GAAP" means generally accepted accounting principles in the United States.

        "Governmental Authority" means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, inter-agency committee, commission or official, including any political subdivision thereof.

        "Hazardous Substance" means any pollutant or contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, or any other substance, waste or material regulated, or for which liability may be imposed, under any Applicable Law relating to the environment due to actually or potentially dangerous or deleterious properties or characteristics.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        "Intellectual Property Rights" means any and all intellectual property rights or similar proprietary rights throughout the world, including all (i) national and multinational statutory invention registrations, patents and patent applications of any type issued or applied for in any jurisdiction, including all provisionals, nonprovisionals, divisions, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such registration, patent or patent application, (ii) trademarks, service marks, trade dress, logos, brand names, certification marks, domain names, trade names, corporate names and other indications of origin, whether or not registered, in any jurisdiction, and all registrations and applications for registration of the foregoing in any jurisdiction, and all goodwill associated with the foregoing, (iii) copyrights (whether or not registered) and registrations and applications for registration thereof in any jurisdiction, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, regardless of the medium of fixation or means of expression, (iv) rights in confidential information (including trade secrets, data, specifications, processes, methods, knowledge, experience, formulae, skills, techniques, schematics, drawings, blue prints, utility models, designs, technology, software, inventions, discoveries, ideas and improvements, including manufacturing information and processes, assays, engineering and other manuals and drawings, standard operating procedures, flow diagrams, regulatory, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, research records and similar data and information) that (A) derives independent economic value, actual or potential, from not being generally known to or readily ascertainable through appropriate means by other Persons who might obtain economic value from its disclosure or use and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, (v) database rights, industrial designs, industrial property rights, publicity rights and privacy rights, and (vi) the right to assert, claim or sue and collect damages from the past, present or future infringement, misappropriation or other violation of any of the foregoing.

        "International Plan" means any Employee Plan that is not a US Plan.

        "IRS" means the United States Internal Revenue Service.

        "IT Assets" means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, in each case owned by the Company or any of its Subsidiaries or licensed or leased to, and possessed and controlled by, the Company or any of its Subsidiaries pursuant to written agreement (excluding any public networks).

        "Key Employee" means an employee of the Company or any of its Subsidiaries whose annual base salary is $350,000 or more.

        "knowledge" of any Person that is not an individual means the actual knowledge of (i) in the case of the Company, the Persons set forth in Section 1.01(a) of the Company Disclosure Schedule and (ii) in the case of Parent, the Persons set forth in Section 1.01(b) of the Company Disclosure Schedule.

        "Licensed Intellectual Property Rights" means all Intellectual Property Rights owned by a Third Party and licensed or sublicensed to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

        "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset (but, for the avoidance of doubt, excluding (i) licenses granted pursuant to Material Contracts and (ii) non-exclusive licenses with respect to Intellectual Property Rights that are (A) granted in the ordinary course of business, or (B) not material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted). For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

        "Listing Rules" means the Listing Rules of the UKLA made pursuant to Part VI of the Financial Services and Markets Act 2000.

        "Multiemployer Plan" means a "multiemployer plan" as defined in Section 3(37) of ERISA.

        "NYSE" means the New York Stock Exchange, Inc.

        "Other Company Representatives" means any investment bankers, attorneys, accountants or other advisors, agents, intermediaries or representatives retained by the Company or any of its Subsidiaries or Affiliates other than in connection with the Merger and the other transactions contemplated hereby.

        "Owned Intellectual Property Rights" means all Intellectual Property Rights owned (or, solely with respect to Section 4.15(b)(i), expressly purported in writing to be owned) by the Company or any of its Subsidiaries.

        "Parent Material Adverse Effect" means a material adverse effect on Parent or Merger Sub's ability to consummate the transactions contemplated by this Agreement.

        "Parent Sponsor" means the sponsor(s) appointed by Parent in connection with the Merger and the other transactions contemplated hereby pursuant to Chapter 8 of the Listing Rules.

        "Permitted Liens" means any (i) statutory Liens for Taxes, business improvement district charges, water and sewer charges, assessments and other lienable services and other governmental charges and impositions not yet due or payable or that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) statutory Liens arising out of operation of Applicable Law, including carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Liens incurred in the ordinary course of business in respect of amounts not more than 30 days overdue or that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation, (iv) with respect to the Company Real Property in the case of clauses (1) through (4) below, and Leased Real Property in case of clause (5) below, (1) all matters, whether or not of record, that arise out of the actions of Parent or its Representatives, (2) all easements, covenants, rights-of-way, restrictions and other encumbrances affecting any Company Real Property, (3) all Liens and other matters disclosed, or in any title commitment, report, listing or policy, or in any survey or survey update relating to the Company Real Property, in each case to the extent made available by the Company to Parent prior to the date hereof, (4) any and all Applicable Law affecting the Company Real Property (including any Applicable Laws relating to zoning, building and the use, occupancy, subdivision or improvement of the Company Real Property), and (5) statutory landlords' Liens and Liens granted to landlords under any lease or sublease; provided that such matters described in clauses (1) through (5) do not prohibit or materially impair the current use and operation of the Leased Real Property subject thereto in the business of the Company, (v) any Liens created pursuant to or in connection with this Agreement or disclosed in the Company Disclosure Schedule, (vi) Liens approved in writing by Parent, and (vii) Liens securing indebtedness as reflected or disclosed in the Company Disclosure Schedule.

        "Person" means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "PSU" means a performance stock unit representing the right to receive a payment in cash or shares of Company Common Stock outstanding under the Company Stock Plans.

        "Representative" means, with respect to any Person, such Person's officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents, advisers, intermediaries and representatives.

        "RSU" means a restricted stock unit representing the right to receive a payment in cash or shares of Company Common Stock outstanding under the Company Stock Plans.

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002.

        "SEC" means the Securities and Exchange Commission.

        "Service Provider" means any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

        "Stock Option" means each option to purchase shares of Company Common Stock outstanding under the Company Stock Plans.

        "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person.

        "Tax" means any tax, duty, governmental fee or other like assessment or charge of any kind whatsoever, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees and assessments together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by any Taxing Authority.

        "Tax Return" means any report, return, document, declaration or other information or filing supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any schedule or attachment thereto, and including any amendment thereof.

        "Taxing Authority" means any Governmental Authority (domestic or foreign) responsible for the imposition or collection of any Tax.

        "Third Party" means any Person, including any "person" as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates, and the directors, officers, employees, agents and advisors of such Person, in each case, acting in such capacity.

        "Title IV Plan" means any Employee Plan (other than any Multiemployer Plan) that is subject to Title IV of ERISA.

        "UKLA" means the United Kingdom Listing Authority.

        "US Plan" means any Employee Plan that covers Service Providers located primarily within the United States.

        "VAT" means (i) any Tax levied in accordance with (but subject to derogations from) the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (ii) any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (i) above, or imposed elsewhere.

        "WARN" means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law.

        (b)   Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2017 PSUs	2.05(a)(iii)
2017 RSUs	2.05(a)(ii)
Acceptable Confidentiality Agreement	6.03(b)(i)
Adverse Recommendation Change	6.03(a)
Agreement	Preamble
Alternative Financing	7.06(a)
Anti-Kickback Statute	4.19(e)(iii)
Bond Refinancing	6.05
Capitalization Date	4.05(a)
Certificates	2.03(a)

Term	Section
Closing	2.01(b)
Closing Date	2.01(b)
Company	Preamble
Company Board Recommendation	4.02(b)
Company Filings	4.07(a)
Company Permits	4.12(b)
Company Proxy Statement	4.09(a)
Company Real Property	4.14(c)
Company Related Persons	4.25
Company Securities	4.05(b)
Company Severance Practice	7.05(b)
Company Stockholder Approval	4.02(a)
Company Stockholder Meeting	6.02(a)
Company Subsidiary Securities	4.06(b)
Continuation Period	7.05(a)
Covered Employees	7.05(a)
D&O Insurance	7.04(c)
Debt Commitment Parties	Recitals
Debt Financing	5.07(a)
Debt Financing Agreements	5.07(a)
Dissenting Shares	2.05
Effective Time	2.01(c)
e-mail	11.01
End Date	10.01(b)(i)
Exchange Agent	2.03(a)
FDA	4.19(a)
Financing Sources	5.07(a)
Food Authorities	4.19(a)
FTC	4.19(a)
Indemnified Person	7.04(a)
Leased Real Property	4.14(c)
Material Contract	4.20(b)
Material Lease	4.14(c)
Merger	2.01(a)
Merger Announcement	4.09(b)
Merger Consideration	2.02(a)
Merger Sub	Preamble
Merger-Related Litigation	6.06
Owned Real Property	4.14(b)
Parent	Preamble
Parent Adverse Recommendation Change	7.03
Parent Board Recommendation	5.02(b)
Parent Cost Reimbursement	10.03(a)(ii)
Parent Employee Benefit Plan	7.05(c)
Parent Fee Designee	10.03(a)(i)
Parent Related Persons	5.12
Parent Shareholder Approval	5.02(a)
Parent Shareholder Circular	4.09(b)
Parent Shareholder Meeting	7.02
Products	4.19(a)

Term	Section
PSU Amount	2.05(a)(iii)
RBTS	Recitals
Registered IP	4.15(a)
Replacement Debt Financing	7.06(b)
Replacement Debt Financing Agreement	7.06(b)
Required Governmental Approval	4.03
Restraint	9.01(d)
Reverse Termination Fee	10.03(b)(i)
Sanctions	4.12(d)
Superior Proposal	6.03(e)
Surviving Corporation	2.01(a)
Termination Fee	10.03(a)(i)
Uncertificated Shares	2.03(a)
USDA	4.19(a)

        Section 1.02.    Other Definitional and Interpretative Provisions.     The words "hereof", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Annexes and Schedules are to Articles, Sections, Annexes and Schedules of this Agreement unless otherwise specified. All Annexes and Schedules annexed hereto or referred to herein, including the Company Disclosure Schedule, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Annexes or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words ", but not limited to,", whether or not they are in fact followed by those words or words of like import. The word "extent" and the phrase "to the extent" shall mean the degree to which a subject or other thing extends and not simply "if." "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules, regulations or interpretations promulgated thereunder. References to any Contract are to such Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any Schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to "law", "laws" or to a particular statute or law shall be deemed also to include any Applicable Law.

Article 2
THE MERGER

        Section 2.01.    The Merger.     (a) At the Effective Time, Merger Sub shall be merged (the "Merger") with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

          (b)   Subject to the provisions of Article 9, the closing of the Merger (the "Closing") shall take place (i) in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than three Business

  Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions by the party or parties entitled to the benefit thereof at the Closing) have been satisfied or, to the extent permitted by Applicable Law, waived by the party or parties entitled to the benefit of such conditions, or (ii) at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the date on which the Closing occurs, the "Closing Date").

          (c)   At the Closing, the Company and Merger Sub shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the "Effective Time") as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed by Parent and the Company and specified in the certificate of merger).

          (d)   From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Delaware Law.

        Section 2.02.    Conversion of Shares.     At the Effective Time:

          (a)   Except as otherwise provided in Section 2.02(b), Section 2.02(c), Section 2.04 or Section 2.05, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $90.00 in cash, without interest (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest. For the sake of clarity, any dividends that are declared by the Board of Directors of the Company in accordance with the terms hereof having a record date prior to the Effective Time which remain unpaid as of the Effective Time shall be satisfied by the Company on the payment date prescribed by the Board of Directors of the Company for such dividend even if such date occurs after the Effective Time.

          (b)   Each share of Company Common Stock held by the Company as treasury stock immediately prior to the Effective Time (other than shares held for the account of clients, customers or other Persons) shall be canceled, and no payment shall be made with respect thereto.

          (c)   Each share of Company Common Stock held by Parent or by any Subsidiary of either the Company or Parent immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that Parent or each such Subsidiary, as applicable, owns the same percentage of Surviving Corporation immediately following the Effective Time as Parent or such Subsidiary owned in the Company immediately prior to the Effective Time.

          (d)   Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, except as provided in Section 2.02(c), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

        Section 2.03.    Surrender and Payment.     (a) Prior to the Effective Time, Parent or a Subsidiary of Parent shall appoint an agent (the "Exchange Agent") for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Common Stock (the "Certificates") or (ii) subject to Section 2.05, uncertificated shares of Company Common Stock (the "Uncertificated Shares"). Parent shall make available, or shall cause to be made available, to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated

Shares. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

          (b)   Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an "agent's message" by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent for all purposes after the Effective Time only the right to receive such Merger Consideration as contemplated by this Article 2.

          (c)   If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          (d)   After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration payable in respect thereof provided for, and in accordance with the procedures set forth, in this Article 2.

          (e)   Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to, or as directed by, Parent (or a Subsidiary of Parent that appointed the Exchange Agent, if any), upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent or such Subsidiary, as applicable, for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, neither Parent nor such Subsidiary, if any, shall be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent or such Subsidiary, as applicable, free and clear of any claims or interest of any Person previously entitled thereto.

          (f)    Subject to Section 2.04, any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to, or as directed by, Parent (or a Subsidiary of Parent that appointed the Exchange Agent, if any), upon demand.

          (g)   Subject to Section 2.03(c)(ii), the payment of any transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees (including any penalties and interest) incurred in connection with the Merger, and the filing of any related Tax returns and other documentation with respect to such Taxes and fees, shall be borne by the Surviving Corporation.

        Section 2.04.    Dissenting Shares.     Notwithstanding Section 2.02, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Delaware Law ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration payable in respect of such shares, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses the right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration payable in respect of such shares. The Company shall give Parent prompt notice of any written demands received by the Company for appraisal of shares and Parent shall have the right to direct all negotiations and proceedings with respect to all such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

        Section 2.05.    Employee Equity.     (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt resolutions to effect the following:

              (i)  adjust the terms of all outstanding Stock Options, whether vested or unvested, as necessary to provide that, at the Effective Time, each Stock Option outstanding immediately prior to the Effective Time shall be cancelled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment equal to the product of (A) the number of shares of Company Common Stock for which such Stock Option has not been exercised and (B) the excess, if any, of the Merger Consideration over the exercise price per share of such Stock Option; provided that, for the avoidance of doubt, each Stock Option with an exercise price equal to or greater than the Merger Consideration shall be cancelled immediately prior to the Effective Time for no consideration;

             (ii)  adjust the terms of all outstanding RSUs, other than RSUs granted after the date of this Agreement (the "2017 RSUs"), as necessary to provide that, at the Effective Time, each such RSU outstanding immediately prior to the Effective Time shall be cancelled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment equal to the product of (A) the number of shares of Company Common Stock subject to such RSU immediately prior to the Effective Time and (B) the Merger Consideration;

            (iii)  adjust the terms of all outstanding PSUs, other than PSUs granted after the date of this Agreement (the "2017 PSUs"), as necessary to provide that, at the Effective Time, each such PSU outstanding immediately prior to the Effective Time shall be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment equal to the product of (A) the PSU Amount and (B) the Merger Consideration. For purposes of this Agreement, "PSU Amount" means, with respect to any PSU outstanding immediately prior to the Effective Time, a number of shares of Company Common Stock equal to the sum of (1) the total number of shares of Company Common Stock that would be delivered to the holder of such award based on the actual achievement of the performance goals applicable to such award for any completed one-year performance period ending prior to the Effective Time, as reasonably determined by the Board of Directors of the Company (or a committee thereof) prior to the

    Effective Time, and assuming the satisfaction of all other conditions to such delivery, and (2) the number of shares of Company Common Stock subject to such award that would be delivered to the holder of such award based on target achievement of the performance goals applicable to such award for any one-year performance period that has not been completed as of immediately prior to the Effective Time and assuming the satisfaction of all other conditions to such delivery; and

            (iv)  provide terms for all of the 2017 RSUs and 2017 PSUs that are consistent with the provisions set forth in Section 6.01(j) of the Company Disclosure Schedule.

          (b)   The Surviving Corporation shall pay all amounts payable pursuant to this Section 2.05 as soon as reasonably practicable (but in any event no later than five days) after the Effective Time.

        Section 2.06.    Adjustments.     Without limiting or affecting any of the provisions of Section 6.01, if, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration or any such other amounts payable pursuant to this Agreement.

        Section 2.07.    Withholding Rights.     Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Company, the Surviving Corporation and Parent, and any of their respective Affiliates, shall be entitled to deduct and withhold from the consideration or any payment otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Applicable Law, including federal, state, local or foreign Tax law. If the Exchange Agent, the Company, the Surviving Corporation or Parent, or any such Affiliate, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom the Exchange Agent, the Company, the Surviving Corporation or Parent, or such Affiliate, as the case may be, made such deduction and withholding.

        Section 2.08.    Lost Certificates.     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article 2.

Article 3
THE SURVIVING CORPORATION

        Section 3.01.    Certificate of Incorporation.     The certificate of incorporation of the Company in effect at the Effective Time shall be amended and restated in its entirety at the Effective Time to be identical to the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be amended pursuant to the certificate of merger and shall become references to the Surviving Corporation and the provisions of the certificate of incorporation of Merger Sub relating to the incorporator of Merger Sub shall be omitted, until thereafter amended in accordance with Applicable Law.

        Section 3.02.    Bylaws.     The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

        Section 3.03.    Directors and Officers.     From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Subject to Section 11.05, except (x) other than with respect to the representations and warranties in Sections 4.01, 4.02, 4.05 and 4.23, as disclosed in any of the Company SEC Documents or (y) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent as of the date of this Agreement and as of the Closing Date that:

        Section 4.01.    Corporate Existence and Power.     The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

        Section 4.02.    Corporate Authorization.     (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the required approval of the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger (the "Company Stockholder Approval"). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity).

          (b)   At a meeting duly called and held, the Company's Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company's stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company's stockholders and (iv) resolved, subject to Section 6.03, to recommend adoption of this Agreement by the stockholders of the Company (such recommendation, the "Company Board Recommendation"). As of the date of this Agreement, the Company's Board of Directors has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

        Section 4.03.    Governmental Authorization.     The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and the expiration or termination of any applicable waiting period thereunder, (c) the filings, consents, approvals, authorizations, clearances or other actions under the Competition Laws applicable to the Merger and the expiration or termination of any applicable waiting periods thereunder (the "Required Governmental Approvals"), (d) approval of the Parent Shareholder Circular and any amendments or supplements thereto by, and the filing of the Parent Shareholder Circular and any amendments or supplements thereto with, the UKLA, (e) the filing with the SEC of the Company Proxy Statement and any amendments or supplements thereto, and other filings required under, and compliance with any applicable requirements of the 1934 Act and any other applicable U.S. state or federal securities laws, (f) compliance with any applicable requirements of the NYSE, and (g) any other actions or filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.04.    Non-Contravention.     The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (b) assuming that the consents, approvals and filings referred to in Section 4.03 are made and obtained and receipt of the Company Stockholder Approval, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming that the consents, approvals and filings referred to in Section 4.03 are made and obtained and receipt of the Company Stockholder Approval, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract binding upon the Company or any of its Subsidiaries or any Company Permit or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.05.    Capitalization.     (a) The authorized capital stock of the Company consists of (x) 3,000,000,000 shares of Company Common Stock and (y) 300,000,000 shares of Company Preferred Stock. As of the close of business on February 6, 2017 (the "Capitalization Date"), (i) 183,384,495 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 2,510,144 shares of Company Common Stock were subject to outstanding Stock Options at a weighted-average exercise price of $74.73 per share, (iv) 700,142 shares of Company Common Stock were subject to outstanding RSUs, (v) 60,671 shares of Company Common Stock were subject to outstanding PSUs for which the applicable one-year performance period has been completed and performance has been determined and (vi) 324,808 shares of Company Common Stock were subject to outstanding PSUs for which (A) the applicable one-year performance period has been completed and performance has not been determined and (B) the applicable one-year performance period has not been completed (in either case, assuming the target level of attainment of the applicable performance conditions). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. Section 4.05 of the Company Disclosure Schedule contains a true and complete list of all outstanding Stock Options, RSUs and PSUs, including with respect to each such award, as applicable, the holder, date of grant, exercise price, expiration date and number of shares of Company Common Stock subject thereto (assuming the target level of attainment of the applicable performance conditions).

          (b)   There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in Section 4.05(a) and for changes since the Capitalization Date resulting from (x) the exercise of Stock Options outstanding on such date or issued after such date, (y) the vesting and settlement of RSUs and PSUs outstanding on such date or issued after such date and (z) the issuance of Stock Options, RSUs and PSUs after such date, in each case, to the extent permitted by Section 6.01, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other ownership interests in, the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any shares of capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, the Company or (iv) restricted shares stock appreciation rights, performance shares or units, contingent value rights, "phantom" stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or voting securities of, or other ownership interests in, the Company (the items in clauses (i) through (iv) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Company Securities.

          (c)   No Subsidiary or controlled Affiliate of the Company owns any Company Securities.

        Section 4.06.    Subsidiaries.     (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, all Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company Form 10-K for the fiscal year ended December 31, 2015.

          (b)   All of the outstanding capital stock or other voting securities of, or other ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien (other than any restrictions imposed by Applicable Law) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock or other voting securities of, or other ownership interests in, or any securities convertible into, or exchangeable for, any shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, "phantom" stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Subsidiary Securities. As of the date of this Agreement, except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.

        Section 4.07.    SEC Filings and the Sarbanes-Oxley Act.     (a) The Company and its Subsidiaries have filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2014 (collectively, together with any exhibits and schedules thereto and other information incorporated by reference therein, as such statements and reports may have been amended since the date of their filing and prior to the date hereof, the "Company Filings"). No Subsidiary of the Company is required to file any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.

          (b)   As of its filing date (and as of the date of any amendment), each Company Filing complied, and each Company Filing filed subsequent to the date hereof will comply as to form in all material respects with the applicable requirements of the NYSE, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

          (c)   As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company Filing filed pursuant to the 1934 Act did not, and each Company Filing filed pursuant to the 1934 Act subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (d)   Each Company Filing that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment or supplement became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (e)   Each of the Company and, to the knowledge of the Company, each of its executive officers and directors is and since January 1, 2014, subject to any applicable grace periods, has been in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

          (f)    The Company and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that all material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the 1934 Act, is made known to the Company's principal executive officer and its principal financial officer by others within those entities. Such disclosure controls and procedures are designed to timely alert the Company's principal executive officer and principal financial officer to material information required to be included in the Company's periodic and current reports required under the 1934 Act. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

          (g)   The Company and its Subsidiaries have established and maintain a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) designed to provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company's auditors and audit committee, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information, or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

          (h)   Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the Company SEC Documents, and the statements contained in any such certifications were true and complete on the date such certifications were made.

          (i)    Except as permitted by the 1934 Act, including Sections 13(k)(2) and (3) thereof, from January 1, 2014 to the date of this Agreement, neither the Company nor any of its affiliates (as such term is defined in Rule 405 promulgated under the 1933 Act) has, directly or indirectly, extended, maintained, made, arranged, renewed or modified (in any material way) any extensions of credit in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. Section 4.07(i) of the Company Disclosure Schedule sets forth a true and complete list of all loans and other extensions of credit to or for any executive officer or director of the Company or any of its Subsidiaries outstanding as of the date of this Agreement, including the date of the loan, the amount of the loan and the date of any amendment to the terms of the loan.

          (j)    The Company and its Subsidiaries do not have any securitization transactions that exist, existed or were effected by the Company or any of its Subsidiaries from January 1, 2014 to the date of this Agreement.

          (k)   Since January 1, 2014, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings, to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act.

        Section 4.08.    Financial Statements.     (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company Filings fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements).

          (b)   From January 1, 2014 to the date of this Agreement, the Company has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

        Section 4.09.    Disclosure Documents.     (a) The proxy statement of the Company to be filed with the SEC in connection with the Merger (the "Company Proxy Statement") and any amendment or supplement thereto will, when filed, comply as to form in all material respects, with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement and any amendments or supplements thereto are first mailed to the stockholders of the Company, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09(a) will not apply to statements or omissions included or incorporated by reference in the Company Proxy Statement based upon information supplied by Parent, Merger Sub or any of their respective Representatives expressly for inclusion therein.

          (b)   All of the information supplied in writing by the Company to Parent expressly for inclusion, or to support statements made, in the announcement of the Merger to be released immediately following execution of this Agreement in compliance with the Listing Rules (the "Merger Announcement"), the circular to be prepared and published by Parent in accordance with its obligations under the Listing Rules (the "Parent Shareholder Circular"), or any amendment or supplement thereto, or any announcement to any regulatory information service approved by the UKLA in connection with the Parent Shareholder Circular, and any other related documents required to be filed or published in connection with the transactions contemplated by this Agreement, will not, in the case of the Parent Shareholder Circular, at the time the Parent Shareholder Circular and any amendments or supplements thereto are first published in accordance with the Listing Rules and at the time of the Parent Shareholder Meeting, and in the case of any other such document, at the time it is first published, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        Section 4.10.    Absence of Certain Changes.     (a) From the Company Balance Sheet Date until the date hereof, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice in all material respects and there has not been any event, occurrence, development, change or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent's consent, would constitute a breach of Section 6.01(e), (f), (k), (l), (n) or, with respect to the foregoing clauses,Section 6.01(p).

        Section 4.11.    No Undisclosed Material Liabilities.     There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise other than the liabilities or obligations (i) disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date; (iii) incurred pursuant to this Agreement or arising out of the transactions contemplated by this Agreement; or (iv) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.12.    Compliance with Applicable Law.     (a) The Company and each of its Subsidiaries is and since January 1, 2014 has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material

Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries hold all governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries (the "Company Permits"). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with the terms of the Company Permits, and since January 1, 2014, there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination or cancellation of, with or without notice or lapse of time or both, any Company Permit. Since January 1, 2014, no event has occurred that (i) gives to any Person any right of revocation, cancellation, non-renewal or adverse modification (with or without notice or lapse of time or both) of any Company Permit or (ii) as of the date of this Agreement, to the knowledge of the Company, would otherwise reasonably be expected to result in the termination, cancellation, revocation, adverse modification or non-renewal of any Company Permit, which in the case of clauses (i) and (ii), has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   Since January 1, 2014, none of the Company, any of its Subsidiaries or Affiliates, or any of their respective directors or officers, or, to the Company's knowledge, any of their respective employees or other Representatives has, in the course of his, her or its actions for, or on behalf of the Company or any of its Subsidiaries, violated any Anti-Bribery Laws, other than as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. From January 1, 2014 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written communication that alleges that the Company or any of its Subsidiaries, or any of their respective Representatives, is, or may be, in material violation of, or has, or may have, any liability under, any Anti-Bribery Laws that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries and Affiliates have conducted their businesses in compliance with Anti-Bribery Laws, other than as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance with such Anti-Bribery Laws.

          (d)   None of the Company, any of its Subsidiaries or Affiliates, or any of their respective directors, officers, or employees, or, to the Company's knowledge, any of their respective other Representatives, is, or is owned 50% or more or controlled by one or more Persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury's Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union or any other relevant sanctions authority (collectively, "Sanctions"), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions as of the date of this Agreement. Since January 1, 2014, (A) neither the Company nor any of its Subsidiaries or Affiliates has engaged in, or is now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, was the subject of Sanctions (in violation of Sanctions) and (B) the Company and each of its Subsidiaries and Affiliates is and has since January 1, 2014 been in compliance with, and has not been penalized for or, to the Company's knowledge as of the date of this Agreement, under investigation by a Governmental Authority with respect to, and has not as of the date of this

  Agreement been threatened to be charged with or given written notice of any violation of, any applicable Sanctions or export controls laws, other than as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.13.    Litigation.     There is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.14.    Properties.

          (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, in each case free and clear of Liens, other than Permitted Liens, and except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice.

          (b)   Section 4.14(b) of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, of all real property owned by the Company and its Subsidiaries (the "Owned Real Property"), other than owned property not necessary or material to the business of the Company or its Subsidiaries.

          (c)   Section 4.14(c) of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, of certain real properties leased by the Company or its Subsidiaries, including but not limited to, each lease, sublease or license either (i) constituting a ground lease, (ii) relating to a manufacturing facility, or (iii) requiring rental and other payments in excess of $2,000,000 annually as averaged over the term thereof (each, a "Material Lease") under which the Company or any of its Subsidiaries leases, subleases or licenses any real property (the "Leased Real Property"; together with the Owned Real Property, the "Company Real Property"). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Material Lease is valid and in full force and effect and (B) neither the Company nor any of its Subsidiaries, nor to the Company's knowledge any other party to a Material Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Lease.

          (d)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Real Property and any plants, buildings, structures and equipment thereon owned or leased by the Company and its Subsidiaries are in good operating condition and repair and have been maintained consistent with standards generally followed in the industry (given due account to the age and length of use of same, ordinary wear and tear excepted) and are adequate and suitable for their present and intended uses.

        Section 4.15.    Intellectual Property.     (a) Section 4.15(a)Section 4.15(a) of the Company Disclosure Schedule contains a true and complete list of each registration and pending application for registration included in the Owned Intellectual Property Rights as of the date of this Agreement and material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (such registrations and applications, the "Registered IP").

          (b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries (A) except as set forth on Section 4.15(a) of the Company Disclosure Schedule, is the sole and exclusive owner of the Owned Intellectual Property Rights and (B) holds (1) all of its right, title and interest in and to all Owned Intellectual Property Rights and (2) the Company's or its applicable Subsidiary's rights under all material Licensed Intellectual Property Rights (but, for the avoidance of doubt, excluding the Licensed Intellectual Property Rights themselves), in each case of (A) and (B), free and clear of any Lien (other than Permitted Liens), (ii) the Company or one of its Subsidiaries owns, or the Company and its Subsidiaries have a valid and enforceable license to use, all Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted, (iii) there exist no restrictions on the Company's or any of its Subsidiaries' disclosure, use, license or transfer of the Owned Intellectual Property Rights and (iv) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or the Company's or its applicable Subsidiary's rights under any material Licensed Intellectual Property Rights.

          (c)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has since January 1, 2014 infringed, induced or contributed to the infringement of, misappropriated or otherwise violated any Intellectual Property Right of any Person and (ii) as of the date of this Agreement, there is no action, suit, or proceeding pending against, or, to the knowledge of the Company, claimed or threatened, in writing since January 1, 2014 against, the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their respective present or former officers, directors or employees (A) challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights, (B) alleging that any Owned Intellectual Property Right or Licensed Intellectual Property Right is invalid or unenforceable, (C) alleging that the use of any of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold by the Company or any of its Subsidiaries do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any Person or (D) otherwise alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person.

          (d)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have taken commercially reasonable actions to maintain and protect the Owned Intellectual Property Rights and to the knowledge of the Company, the Company's or its applicable Subsidiary's interest in any Licensed Intellectual Property Rights licensed exclusively to the Company or such applicable Subsidiary, (ii) none of the Owned Intellectual Property Rights have been adjudged invalid or unenforceable in whole or part, or, in the case of pending patent applications included in the Owned Intellectual Property Rights, have been the subject of a final and nonappealable finding of unpatentability, and (iii) all Registered IP is, to the knowledge of the Company, valid, enforceable, in full force and effect and subsisting in all material respects.

          (e)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or the Company's or its applicable Subsidiary's interest in any Licensed Intellectual Property Right licensed exclusively to the Company or any of its Subsidiaries, (ii) the Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property Rights of the Company the value of which to the Company is contingent upon maintaining the confidentiality thereof and no such Intellectual Property Rights have been disclosed other than to Persons bound by written confidentiality agreements, and (iii) the Company and its Subsidiaries have appropriate procedures in place designed to provide that all Intellectual Property Rights conceived or developed by employees performing their duties for the Company and its Subsidiaries, and by third parties performing research and development for the Company or its Subsidiaries, have been assigned to the Company or its Subsidiary, as applicable.

          (f)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their business as currently conducted.

          (g)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have at all times since January 1, 2014 complied with all Applicable Law relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of its operations and (ii) to the knowledge of the Company, from January 1, 2014 to the date of this Agreement, no claims have been asserted or threatened against the Company or any of its Subsidiaries (and to the knowledge of the Company, no such claims are likely to be asserted or threatened) by any Person in writing alleging a violation of such Person's privacy, personal or confidentiality rights under any such Applicable Law.

        Section 4.16.    Taxes.     (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns are true and complete in all material respects.

          (b)   The Company and each of its Subsidiaries has paid (or has had paid on its behalf) all material Taxes due and payable, whether or not shown as due on any Tax Return, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

          (c)   There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company's knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any material Tax or Tax asset.

          (d)   During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

          (e)   The Company and each of its Subsidiaries has properly withheld, and paid over to the appropriate Taxing Authority, all material Taxes that it was required to withhold from any payment (including any dividend or interest payment) to any employee, independent contractor, creditor, stockholder, vendor or other Person.

          (f)    Neither the Company nor any of its Subsidiaries has been a party to any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

          (g)   Neither the Company nor any of its Subsidiaries is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (i) between or among the Company or any of its Subsidiaries or (ii) not primarily related to Taxes, and in either case entered into in the ordinary course of business).

          (h)   As of the date hereof, neither the Company nor any of its Subsidiaries has executed (or had executed on its behalf) any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns.

          (i)    There are no material liens for Taxes upon any assets of the Company or any of its Subsidiaries other than statutory liens for Taxes not yet due or payable.

          (j)    No jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return has made a claim in writing that the Company or any of its Subsidiaries is required to file a Tax Return for such jurisdiction.

          (k)   Since the beginning of the taxable year ending on December 31, 2010, neither the Company nor its Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or non-U.S. law with respect to a material amount of Taxes that is currently in effect and that will affect the Company or its Subsidiaries after the Closing Date.

          (l)    Neither the Company nor any of its Subsidiaries (i) is or has since December 23, 2009 been a member of a combined, consolidated or affiliated group (other than a group that consists solely of the Company and its Subsidiaries) or (ii) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, or as transferee or successor, which liability relates to or arises as a result of an event or transaction that occurred after December 23, 2009.

          (m)  The Company and each of its Subsidiaries have conducted all aspects of their business in material compliance with the terms and conditions of all tax rulings and tax concessions that were provided by any relevant Taxing Authority.

        Section 4.17.    Employees and Employee Benefit Plans.

          (a)   Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Employee Plan and specifies whether such plan is a US Plan or an International Plan; provided that Section 4.17(a)Section 4.17(a) of the Company Disclosure Schedule shall not be required to list standard offer letters or employment letters (and such offer letters or employment letters shall not be considered "material Employee Plans" for the document production requirement set forth in this Section 4.17(a)) for any individual who is not a Key Employee; provided, however, that the Company has provided to Parent, as of the date hereof, a form of standard offer letter or employment letter for employees who are located in a jurisdiction where offer letters or employment agreements are customary or required under Applicable Law. For each material Employee Plan (other than a Multiemployer Plan), to the extent not available in any Company SEC Documents, the Company has made available to Parent a copy of such plan (or a description, if such plan is not written) and all amendments thereto and, as applicable (i) all trust agreements, insurance contracts or other funding arrangements and amendments thereto, (ii) the current prospectus or most recent summary plan description, (iii) the most recent favorable determination or opinion letter from the IRS, (iv) the most recently filed annual return/report (Form 5500) and accompanying schedules and attachments thereto, (v) the most recently prepared actuarial report and financial statements and (vi) if such plan is an International Plan, documents that are substantially comparable (taking into account differences in Applicable Law and practices) to the documents required to be provided in clauses (i) through (v); provided that for each material Employee Plan, the Company has provided only the materials set forth in the Data Room and the SEC Documents; provided further, however, that materials not provided do not include terms that create any separate or additional liability, material to the Company and its Subsidiaries taken as a whole, with respect to such Employee Plan over and above the liability reflected by the documents provided.

          (b)   The Company has provided to Parent a schedule that sets forth, for each Key Employee, his or her name, title, annual base salary, most recent annual bonus received and current annual bonus opportunity. The Company will use best efforts to provide Parent with a schedule that sets forth, for each employee of the Company or any of its Subsidiaries, the information specified in the immediately preceding sentence and each such employee's employer, hire date, location, whether full-or part-time, and whether active or on leave (and, if on leave, the nature of the leave and the expected return date) within ten (10) business days following the date of this Agreement. To the knowledge of the Company, or the senior human relations officers of the Company, no Key Employee has indicated that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.

          (c)   Except as set forth on Schedule 4.17(a) of the Company Disclosure Schedule, no Employee Plan is or has been and the neither the Company nor any ERISA Affiliate has any liability (either direct or indirect) with respect to (i) a Title IV Plan, (ii) a Multiemployer Plan (including any liability on account of a complete withdrawal" or a "partial withdrawal" (within the meaning of Sections 4203 and 4205 of ERISA, respectively)), or (iii) an Employee Plan that provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than coverage mandated by Applicable Law, including COBRA), other than such benefits as may be required under the terms of any applicable employment agreement.

          (d)   Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each US Plan, and any award thereunder, that is or forms part of a "nonqualified deferred compensation plan" within the meaning of Section 409A of the Code has been timely amended (if applicable) to comply and has been operated in compliance with, and the Company and its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A of the Code.

          (e)   Except where any failure to comply could not individually or in the aggregate be reasonably expected to result in a Company Material Adverse Effect, (i) each US Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the IRS, and no circumstances exist that would reasonably be expected to result in any such determination letter being revoked or not being reissued or a penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation, (ii) each trust created under any such US Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation, (iii) each US Plan has been maintained and funded in compliance with its terms and with the requirements of Applicable Law, including ERISA and the Code and (iv) no events have occurred with respect to any US Plan that could result in payment or assessment by or against the Company of any excise taxes, fine, lien, penalty or liability under ERISA or the Code (including any non-exempt prohibited transaction with respect to any US Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code).

          (f)    All material contributions, premiums and payments that are due (including any minimum required contribution under sections 412 and 430 of the Code with respect to any Title IV Plans)

  have been made for each Employee Plan within the time periods prescribed by the terms of such plan and Applicable Law, and all material contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under GAAP.

          (g)   Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) will (i) entitle any current or former Service Provider to any compensation or benefits, including any bonus, retention, severance, retirement or job security payment, (ii) increase the costs to the Company associated with any benefits or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan or otherwise, or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after Closing, Parent, to merge, amend or terminate any Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any current or former Service Provider that, individually or collectively, would entitle such Service Provider to any tax gross up or similar payment from the Company or any of its Subsidiaries or that could give rise to the payment of any amount that would not be deductible due to the application of Section 280G of the Code.

          (h)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no action, suit, investigation, audit, proceeding or claim (or any basis therefore) (other than routine claims for benefits) pending against or involving, or, to the Company's knowledge, threatened against or involving any Employee Plan before any arbitrator or any Governmental Authority, including the IRS or the Department of Labor. The Company and its Subsidiaries are, and have been since January 1, 2014, in compliance with all Applicable Law with respect to labor relations, employment and employment practices, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (i)    Each International Plan, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) has been maintained in compliance with its terms and Applicable Law, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

          (j)    Except as set forth on Section 4.17(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is or since January 1, 2014 has been party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement. To the Company's knowledge, from January 1, 2014 to the date of this Agreement, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any employee of the Company or its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no unfair labor practice charge, slowdown, stoppage, picketing, or organized interruption of work pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries. There is no labor strike or lockout pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

          (k)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries is, and has been since January 1, 2014, in compliance with WARN and has no liabilities or other obligations thereunder. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would reasonably be expected to cause Parent or any of its Affiliates to have any material liability or other material obligation following the Closing Date under WARN.

        Section 4.18.    Environmental Matters.     (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, threatened by any Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; (iii) there has been no release, transportation or disposal, or arrangement for the transportation or disposal, of any Hazardous Substance at, on, in, to, from or under any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries (or any of their respective predecessors) that would reasonably be expected to result in a claim against, or liability of, the Company or any of its Subsidiaries relating to any Environmental Law; and (iv) there are no noncontingent liabilities or investigative, corrective or remedial obligations of the Company or any of its Subsidiaries relating to any Environmental Law or any Hazardous Substance and, to the knowledge of the Company, there is no environmental condition that would reasonably be expected to result in any such liability or obligation.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, there is no environmental investigation, study, audit, test, review or other analysis in the Company's possession or reasonable control relating to the current or prior business of the Company, its Subsidiaries or any of their respective predecessors or any property or facility now or previously owned or leased by the Company, its Subsidiaries or any of their respective predecessors that has not been delivered to Parent prior to the date hereof.

        Section 4.19.    Regulatory Compliance.     (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2014, the Company and its Subsidiaries and all products manufactured or marketed by the Company or any of its Subsidiaries (the "Products") have complied and are in compliance with (i) the applicable provisions of the Federal Food, Drug, and Cosmetic Act and the applicable regulations, standards, guidances and requirements adopted by the U.S. Food and Drug Administration (the "FDA") thereunder, the applicable statutes, regulations and requirements of the U.S. Department of Agriculture (the "USDA"), all applicable statutes enforced by the U.S. Federal Trade Commission ("FTC") and the applicable FTC regulations and requirements and any applicable requirements established by any state, local or foreign Governmental Authority responsible for regulating the Products (together with the FDA and the USDA, collectively, the "Food Authorities"), and (ii) all terms and conditions imposed in any Company Permits granted by any Food Authority.

          (b)   (i) Since January 1, 2014, none of the Company or any of its Subsidiaries or (ii) to the knowledge of the Company, since January 1, 2014, with respect to the Products, the Persons that manufacture, process, package, or supply ingredients and packaging materials for or distribute the Products, has received or has been subject to, (A) any warning letter, untitled letter, notice of inspectional observation (FDA Form 483) or other adverse correspondence or notice in writing from the FDA alleging or asserting material noncompliance with any legal requirement, Notice of Suspension or Notice of Intended Enforcement or other adverse correspondence or notice from the USDA or any other Food Authority or (B) any import detention, investigation, suspension or withdrawal of inspection or registration, penalty assessment or other compliance or enforcement action by any Food Authority, in each of clauses (A) and (B), except for those to which the Company or any of its Subsidiaries responded or those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of (i) since January 1, 2014, the Company or any of its Subsidiaries, or (ii) to the knowledge of the Company, since January 1, 2014, to the date of this Agreement, with respect to the Products, the Persons that manufacture, process, package, supply ingredients for or distribute the Products, has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alert, field correction, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any Product. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, from January 1, 2014, no Products have been subject to any recalls, withdrawals, product corrections, product removals, detentions or seizures or similar action and the processes used to manufacture, label, distribute and market the Products are designed to provide reasonable assurance regarding the safety of such Products for their intended use and regulatory compliance of such Products.

          (d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

              (i)  The Company has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" or any such similar policies set forth by other Governmental Authority.

             (ii)  Neither the Company nor, to the Company's knowledge, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct for which debarment is authorized by 21 U.S.C. § 335a(b) or any similar laws.

            (iii)  Neither the Company nor, to the Company's knowledge, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 or any similar laws.

            (iv)  The Company is not a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Authority.

          (e)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

              (i)  Neither the Company nor its Subsidiaries has received, since January 1, 2014, written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from the Food Authorities or any other Governmental Authority alleging that any operation or activity of the Company is in material violation of the FDCA, any other applicable federal law or the respective counterparts thereof promulgated by applicable state Governmental Authorities or Governmental Authorities outside the United States.

             (ii)  To the knowledge of the Company, there has not been any violation of any laws by the Company or its Subsidiaries in its product development efforts, submissions or reports to any Governmental Authority that could reasonably be expected to require investigation, corrective action or enforcement action.

            (iii)  The Company is not subject to any investigation that is pending and of which the Company has been notified in writing or, to the Company's knowledge, which has been threatened, in each case by (A) the FDA or (B) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b(b) (known as the "Anti-Kickback Statute") or the Federal False Claims Act (31 U.S.C. §3729), or (C) by any state enforcement or regulatory authority pursuant to Applicable Law.

        Section 4.20.    Material Contracts.     (a) Neither the Company nor any of its Subsidiaries is a party to or bound by any of the following Contracts as of the date hereof:

              (i)  any partnership, joint venture, strategic alliance, collaboration, co-promotion or other similar Contract;

             (ii)  any Contract that limits the freedom of the Company or any of its Affiliates to compete in any line of business or geographic region, or with any Person, or otherwise restricts the research, development, manufacture, marketing, distribution or sale of any Product by the Company or any of its Subsidiaries, in each case, in a manner that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, including any material Contract that requires the Company and its Affiliates to work exclusively with any Person in any geographic region, or which could so limit the freedom or restrict the activities of Parent and its Affiliates after the Effective Time;

            (iii)  any Contract that contains exclusivity or "most favored nation" provisions, or grants any right of first refusal, right of first offer, exclusive development rights or exclusive marketing or distribution rights to any Person relating to any Product or potential Product in each case, that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted;

            (iv)  any Contract that requires the Company or any of its Subsidiaries to (A) purchase or sell a minimum quantity of goods relating to any Product or potential Product, or (B) purchase or sell goods relating to any Product or potential Product exclusively, in each case from or to any Person and which involved payments to or by the Company or any of its Subsidiaries in excess of $10,000,000 in the aggregate during the fiscal year ended December 31, 2016;

             (v)  any material Contracts with the Company's top ten customers and top ten suppliers, measured by revenue and expense, respectively, for the 12-month period ended December 31, 2016;

            (vi)  any material Contract between the Company or one of its Subsidiaries, on the one hand, and any state within the United States that is one of the Company and its Subsidiaries' top 10 customers from a volume perspective under the Special Supplemental Nutrition Program for Women, Infants and Children, in each case relating to the Company or any of its Subsidiaries' participation in the Special Supplemental Nutrition Program for Women, Infants and Children or the sale or supply of Products in connection therewith;

           (vii)  any employment Contract (including agreements that contain non-competition, non-solicitation or confidentiality covenants) applicable to any Key Employee;

          (viii)  any Contract relating to indebtedness for borrowed money or any financial guarantee (whether incurred, assumed, guaranteed or secured by any asset), in each case, involving borrowings or guarantees in excess of $5,000,000 and other than Contracts solely among the Company and its wholly owned Subsidiaries;

            (ix)  any Contract relating to any loan or other extension of credit made by the Company or any of its Subsidiaries, other than (A) Contracts solely among the Company and its wholly owned Subsidiaries and (B) accounts receivable in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;

             (x)  any Contract relating to any swap, forward, futures, warrant, option or other derivative transaction;

            (xi)  any Contract pursuant to which the Company or any of its Subsidiaries has continuing obligations or interests involving (A) "milestone" or other contingent payments, or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company or any of its Subsidiaries, in each case that cannot be terminated by the Company or its Subsidiaries without penalty without more than 60 days' notice without material payment or penalty and which involved payments by the Company or any of its Subsidiaries in excess of $5,000,000 under such Contract during the fiscal year ended December 31, 2016 or which is reasonably anticipated to involve payments by the Company or any of its Subsidiaries in excess of $5,000,000 under any such Contract in the 12 months following the date of this Agreement;

           (xii)  any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company or any of its Subsidiaries has material continuing obligations following the date of this Agreement, including "earn-outs" and indemnities;

          (xiii)  any Contract pursuant to which the Company or any of its Subsidiaries (A) obtains any right to use, or covenant not to be sued under, any material Intellectual Property Right (other than any license for commercial off-the-shelf computer software that is generally available), or (B) grants any right to use, or covenant not to be sued under, any material Intellectual Property Right, in each case of (A) and (B) where such Contract is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted;

          (xiv)  any Contract between the Company or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary) of the Company or any of its Subsidiaries or any of their respective "associates" or "immediate family" members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such officer, director, Affiliate, associate or immediate family member; or

           (xv)  any stockholders, investors rights, registration rights or similar agreement or arrangement.

          (b)   The Company has made available to Parent (or otherwise filed with the Company SEC Documents) a true and complete copy of (i) each Material Lease (it being acknowledged that each Material Lease for Leased Real Property located outside of the United States shall be made available at the local office where the documentation relating to such Material Lease is maintained) and (ii) each agreement, contract, plan, lease, arrangement or commitment required to be disclosed pursuant to Section 4.20(a) (each of (i), (ii) and any other "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), a "Material Contract"). Except for breaches, violations or defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) each of the Material Contracts is in full force and effect, and is a valid and binding Contract of the Company or its Subsidiaries, as applicable, and, to the Company's knowledge, of each other party thereto, enforceable against the Company or such Subsidiary, as applicable, and, to the Company's knowledge, each other party thereto, in accordance with its terms (except for any Material Contracts that expired in accordance with their respective terms or were otherwise amended, modified or terminated after the date of this Agreement in accordance with Section 6.01) and (B) neither the Company nor any of its Subsidiaries, nor to the Company's knowledge, as of the date of this Agreement, any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of, such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract.

        Section 4.21.    Insurance.     The Company has delivered or otherwise made available to Parent a copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries in effect as of the date hereof. Except as had not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) as of the date of this Agreement, all such insurance policies are in full force and effect and all premiums thereon have been timely paid or, if not yet due, accrued, (b) as of the date of this Agreement, there is no claim pending under the Company's or any of its Subsidiaries' insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, (c) the Company and its Subsidiaries are in compliance with the terms of such policies and bonds and (d) the Company has no knowledge as of the date of this Agreement of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.

        Section 4.22.    Finders' Fees.    Except for Goldman, Sachs & Co. and Morgan Stanley & Co. LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement. Section 4.22 of the Company Disclosure Schedule sets forth a true and accurate description of all fees and other economic, payment or expense reimbursement provisions and any other provisions relevant or related to the calculation or determination thereof (in each case, other than customary indemnification provisions) in any engagement letter between the Company or any of its Subsidiaries and each of Goldman, Sachs & Co. and Morgan Stanley & Co. LLC related to the transactions contemplated by this Agreement.

        Section 4.23.    Opinion of Financial Advisor.     The Company has received the opinions of Goldman, Sachs & Co. and Morgan Stanley & Co. LLC, financial advisors to the Company, to the effect that, as of such dates and based upon and subject to the qualifications, assumptions and limitations set forth therein, the Merger Consideration to be received by holders (other than any shares held by the Company as treasury stock, shares held by Parent or by any Subsidiary of either the Company or Parent and any Dissenting Shares) of Company Common Stock under this Agreement is fair from a financial point of view to such holders. A written copy of such opinion will be delivered promptly after the date hereof to Parent for informational purposes only.

        Section 4.24.    Antitakeover Statutes.     The Company has no "rights plan," "rights agreement," or "poison pill" in effect. The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of the Delaware Law, and, accordingly, neither such Section 203 nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other "control share acquisition," "fair price,"

"moratorium," "business combination" or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement, the Merger or any of the other transactions contemplated hereby.

        Section 4.25.    No Other Representations; No Reliance; Waiver.     The Company represents, warrants, acknowledges and agrees that other than as expressly set forth in Article 5 of this Agreement, none of Parent, any of its Affiliates or stockholders or any of their respective Representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any information provided or made available to the Company or any of its Affiliates or stockholders or any of their respective Representatives (collectively, the "Company Related Persons") in connection with this Agreement, the Merger or any of the other transactions contemplated by this Agreement and no Company Related Person has relied on any information or statements made or provided (or not made or provided) to any Company Related Person other than the representations and warranties of Parent expressly set forth in Article 5 of this Agreement.

Article 5
REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent represents and warrants to the Company as of the date of this Agreement and as of the Closing Date that:

        Section 5.01.    Corporate Existence and Power.     Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.02.    Corporate Authorization.     (a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within Parent's and Merger Sub's corporate powers and, except for the required approval of the Merger by Parent's shareholders and the adoption of this Agreement by the sole stockholder of Merger Sub, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. The affirmative vote of a simple majority of Parent's shareholders at the Parent Shareholder Meeting (the "Parent Shareholder Approval") is the only vote of the holders of any of Parent's capital stock necessary in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding agreement of each of Parent and Merger Sub enforceable against each of them in accordance with its terms (subject to applicable, as to enforceability, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity).

          (b)   At a meeting duly called and held, Parent's Board of Directors or a duly authorized committee thereof has unanimously (i) approved this Agreement and the transactions contemplated hereby in accordance with Applicable Law, (ii) directed that the Parent Shareholder Circular be prepared and, subject to the approval of the UKLA, published as soon as practicable, (iii) subject to the publication of the Parent Shareholder Circular, resolved that the Parent Shareholder Meeting be convened for the purpose of approving the Merger and (iv) resolved, subject to Section 7.03, to recommend approval of the Merger to Parent's shareholders in the Parent Shareholder Circular (such recommendation, the "Parent Board Recommendation"). As of the date of this Agreement, the Parent's Board of Directors has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

        Section 5.03.    Governmental Authorization.     The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (b) compliance with any applicable requirements of the HSR Act and the expiration or termination of any applicable waiting period thereunder, (c) the Required Governmental Approvals, (d) approval of the Parent Shareholder Circular and any amendments or supplements thereto by, and the filing of the Parent Shareholder Circular with, the UKLA, (e) the filing with the SEC of the Company Proxy Statement and any amendments or supplements thereto any amendments or supplements thereto, and other filings required under, and compliance with any applicable requirements of the 1934 Act and any other applicable U.S. state or federal securities laws, (f) compliance with any applicable requirements of the NYSE, and (g) any other actions or filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.04.    Non-Contravention.     The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws, articles of association or other applicable constitutional documents of Parent or Merger Sub, (b) assuming that the consents, approvals and filings referred to in Section 5.03 are made and obtained and receipt of the Parent Shareholder Approval, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming that the consents, approvals and filings referred to in Section 5.03 are made and obtained and receipt of the Parent Shareholder Approval, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract binding upon Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.05.    Merger Sub Activities.     Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

        Section 5.06.    Disclosure Documents.     All of the information supplied in writing by Parent to the Company expressly for inclusion in, or incorporated by reference into, the Company Proxy Statement, or any amendment or supplement thereto, will not, at the time the Company Proxy Statement and any amendments or supplements thereto are first mailed to the stockholders of the Company and at the time of the Company Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Merger Announcement, the Parent Shareholder Circular, and any amendment or supplement thereto, any announcement to any regulatory information service approved by the UKLA in connection with the Parent Shareholder Circular, and any other related documents required to be filed or published in connection with the transactions contemplated by this Agreement, will not, in the case of the Parent Shareholder Circular, at the time the Parent Shareholder Circular and any amendments or supplements thereto are first published in accordance with the Listing Rules and at the time such shareholders vote on the resolutions set forth in the Parent Shareholder Circular, and in the case of any other such document, at the time it is first published, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.06 will not apply to statements or omissions included or incorporated by reference in the aforementioned documents based upon information supplied by the Company or its Representatives expressly for inclusion therein.

        Section 5.07.    Financing; Sufficiency of Funds.     (a) Parent has delivered to the Company a true and complete copy of a fully executed, definitive credit facilities agreement entered into with the financial institution(s) named therein, pursuant to which such financial institution(s) (together with the financial institution(s) providing any Alternative Financing or Replacement Debt Financing, the "Financing Sources") have committed, upon the terms and subject to the conditions set forth therein, to provide the debt financing described therein in connection with the transactions contemplated by this Agreement. Such credit facilities agreement, together with any similar financing agreement executed in accordance with Section 7.06 (including any replacement thereof in connection with any Alternative Financing or Replacement Debt Financing), as replaced, amended, supplemented, modified or waived in accordance with Section 7.06, and including all exhibits, schedules, and annexes to such agreements, are hereinafter referred to together as the "Debt Financing Agreements." The financing contemplated pursuant to the Debt Financing Agreements is hereinafter referred to as the "Debt Financing".

          (b)   As of the date of this Agreement, the Debt Financing Agreements are in full force and effect and are legal, valid and binding obligations of Parent, and to the knowledge of Parent, the other parties thereto, and are enforceable in accordance with their respective terms against Parent, and to the knowledge of Parent, each of the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity). None of the Debt Financing Agreements will be amended or modified except in accordance with Section 7.06. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (i) constitute a material breach or default by Parent under any Debt Financing Agreement, (ii) to the knowledge of Parent, result in the failure of any condition contained in any Debt Financing Agreement to be satisfied or (iii) to the knowledge of Parent, result in the commitments provided in any Debt Financing Agreement being unavailable on the Closing Date. The consummation of the Debt Financing is subject to no conditions precedent other than those expressly set forth in the Debt Financing Agreements, and to the knowledge of the Parent there are no contingencies that would permit the Financing Sources to reduce the total amount of the Debt Financing, other than in each case those conditions or contingencies expressly set forth in the Debt Financing Agreements. Except for fee letters relating to fees with respect to the Debt Financing (redacted copies of which, removing fee amounts, market "flex" provisions and certain other terms (none of which would adversely affect the amounts or availability of the Debt Financing), have been provided to the Company) and a mandate letter setting out the mandates and roles awarded to the financing banks and certain syndication related provisions, there are no side letters or other Contracts to which Parent or Merger Sub is a party directly related to the quantum or conditionality of the Debt Financing, other than the Debt Financing Agreements. As of the date of this Agreement, assuming no breach by the Company of its representations or warranties hereunder, and the Company's compliance with its covenants and agreements hereunder (including Section 6.05), Parent has no reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Parent or Merger Sub on or prior to the Closing Date. Parent has, or at the Closing will have, whether through proceeds from the Debt Financing, cash or cash equivalents held by or on behalf of Parent or Merger Sub, or otherwise, sufficient cash to enable Merger Sub and the Surviving Corporation to pay or cause to be paid all amounts required to be paid by them or required to be caused by them to be paid in cash in connection with the transactions contemplated by this Agreement, including the aggregate Merger Consideration and all payments, fees and expenses payable by them arising out of the consummation of the transactions contemplated by this Agreement.

          (c)   Without limiting Section 11.13, in no event shall the receipt or availability of any financing to Parent or any of its Affiliates or any other financing transaction be a condition to Closing or to any of the other obligations of Parent or Merger Sub hereunder.

        Section 5.08.    Finders' Fees.     Except for HSBC Bank plc, Merrill Lynch International, Robey Warshaw LLP and Deutsche Bank AG, London Branch, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

        Section 5.09.    Interested Stockholder.     Neither Parent nor Merger Sub, nor any of their "affiliates" or "associates" has been an "interested stockholder" of the Company at any time within three years of the date of this Agreement, as those terms are used in Section 203 of Delaware Law.

        Section 5.10.    Litigation.     There is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened against or affecting, Parent, any of its Subsidiaries, any present or former officer, director or employee of the Parent or any of its Subsidiaries or any Person for whom Parent or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.11.    Agreements and Understandings.     Parent has disclosed to the Company all written contracts or arrangements as of the date of this Agreement, (and Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Merger Sub or any other Subsidiary of Parent, on the one hand, and (a) any member of the Board of Directors of the Company or management of the Company or (b) any Person that owns 5% or more of the shares of the outstanding capital stock of the Company (based on information filed with the SEC), on the other hand, in each case that relate in any way to the transactions contemplated by this Agreement.

        Section 5.12.    No Other Representations; No Reliance; Waiver.     Parent and Merger Sub have conducted their own independent review and analysis of the Company and, based thereon, have formed an independent judgment concerning the business, assets, condition, operations and prospects of the Company. Each of Parent and Merger Sub represents, warrants, acknowledges and agrees that other than as expressly set forth in Article 4 of this Agreement, none of the Company, any of its Affiliates or stockholders or any of their respective Representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any information provided or made available to Parent, Merger Sub, any of their Affiliates or stockholders or any of their respective Representatives (collectively, the "Parent Related Persons") in connection with this Agreement, the Merger or any of the other transactions contemplated by this Agreement or with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations, future cash flows or future financial condition, or any component of the foregoing, or any other forward looking information, of the Company or any of its Affiliates, and no Parent Related Person has relied on any information or statements made or provided (or not made or provided) to any Parent Related Person other than the representations and warranties of the Company expressly set forth in Article 4 of this Agreement.

Article 6
COVENANTS OF THE COMPANY

        The Company agrees that:

        Section 6.01.    Conduct of the Company.     From the date hereof until the Effective Time, except as expressly contemplated or expressly required by this Agreement, as required by Applicable Law or with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and in compliance in all material respects and, to the extent consistent with the foregoing, use its reasonable best efforts to (i) preserve intact its present business organization, (ii) keep available the services of its directors, officers and Key Employees and (iii) maintain existing relationships with its customers, suppliers, distributors and others having material business relationships with it. Without limiting the generality of the foregoing, except (x) as expressly contemplated or expressly required by this Agreement, (y) as set forth in Section 6.01 of the Company Disclosure Schedule or (z) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, nor shall it permit any of its Subsidiaries to:

          (a)   amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

          (b)   (i) split, combine or reclassify any Company Securities or Company Subsidiary Securities, (ii) amend any term or alter any rights of any Company Securities or Company Subsidiary Securities (whether by merger, consolidation or otherwise), (iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Company Securities or Company Subsidiary Securities, except for (A) the Company's regular quarterly dividend of up to $0.4125 per share of Company Common Stock per quarter with record and payment dates consistent with the quarterly record and payment dates in 2016, and (B) dividends by any wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary thereof or (iv) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or Company Subsidiary Securities, other than (x) in connection with shares of Company Common Stock withheld to cover Taxes on Stock Options, RSUs and PSUs and (y) the acquisition by the Company of shares of Company Securities in connection with the surrender of shares by holders of Stock Options in order to pay the exercise price of the Stock Options;

          (c)   issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than the issuance of (i) any shares of Company Common Stock upon the exercise of Stock Options that are outstanding on the date of this Agreement in accordance with the terms of the award agreements for such Stock Options on the date of this Agreement or in settlement of RSUs and PSUs outstanding on the date of this agreement, which are subject to settlement in accordance with their terms without regard to the transactions contemplated by this Agreement and (ii) any Company Subsidiary Securities to the Company or any other wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

          (d)   make or incur any capital expenditures, except for (i) those contemplated by the capital expenditure budget set forth on Section 6.01(d)Section 6.01(d) of the Company Disclosure Schedule, (ii) reasonable capital expenditures in response to emergency events (provided that the Company shall notify Parent of any such capital expenditures promptly after incurring the same), and (iii) to the extent not covered by clauses (i) or (ii) other unbudgeted capital expenditures not to exceed $2,000,000 individually or $10,000,000 in the aggregate;

          (e)   buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies in the ordinary course of business consistent with past practice, or (ii) other assets in an amount not to exceed $2,500,000 individually or $10,000,000 in the aggregate;

          (f)    sell, lease, license or otherwise transfer or dispose of (by merger, consolidation, disposition of stock or assets or otherwise), abandon or permit to lapse, or create or incur any material Lien (other than Permitted Liens) on, any of the Company's or its Subsidiaries' assets, securities, properties, interests or businesses, other than (i) sales of inventory, supplies, products or obsolete equipment in the ordinary course of business consistent with past practice, (ii) sales of assets, securities and properties with a sale price that does not exceed $2,500,000 individually or

  $10,000,000 in the aggregate, (iii) expirations of Intellectual Property Rights in accordance with their respective statutory terms, (iv) with respect to Intellectual Property Rights that are not material, and (v) non-exclusive licenses of Intellectual Property Rights that are (1) granted in the ordinary course of business consistent with past practice or (2) not material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted;

          (g)   make any loans, advances or capital contributions to, or investments in, any other Person (other than the Company or any wholly owned Subsidiary of the Company), in each case, other than in the ordinary course of business consistent with past practice;

          (h)   create, incur, assume or otherwise become liable with respect to any indebtedness for borrowed money or guarantee thereof (whether evidenced by a note or other instrument, pursuant to an issuance of debt securities, financing lease, sale-leaseback transaction or otherwise), other than (i) indebtedness solely between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company in the ordinary course of business consistent with past practice, (ii) borrowings by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice under the Company Revolver and guarantees of such borrowings issued by the Company's Subsidiaries to the extent required under the terms of the Company Revolver and (iii) in connection with letters of credit issued in the ordinary course of business consistent with past practice in an amount not to exceed $1,000,000 individually or $5,000,000 in the aggregate;

          (i)    other than in the ordinary course of business (i) amend or modify in a manner adverse to the Company in any material respect, or terminate, cancel, renew or extend, any Material Contract, (ii) enter into any Contract that would have constituted a Material Contract pursuant to subsections (ii), (iv) or (xiv) of Section 4.20(a) or a Material Lease had it been in effect as of the date hereof (including by amendment of any contract of the nature described in this clause (ii) that is not a Material Contract so that such Contract becomes a Contract that would have been a Material Contract had it been in effect as of the date hereof), or (iii) waive, release, assign or fail to exercise or pursue any material right, claim or benefit of the Company or any of its Subsidiaries under any such Contract;

          (j)    except as required by Applicable Law or the terms of an Employee Plan, as in effect on the date hereof, (i) grant or increase any severance, retention or termination pay to, or enter into or amend any retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Service Provider, (ii) increase the compensation or benefits provided to any current or former Service Provider, other than (A) any general merit based increases in compensation in the ordinary course of business consistent with past practice to such Service Providers who are not Key Employees and (B) in connection with new hires or promotions for Service Providers who are not Key Employees, (iii) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider, (iv) establish, adopt, enter into or amend any Employee Plan or Collective Bargaining Agreement or (v) (A) hire any employees, other than employees who are not Key Employees and who are hired in the ordinary course of business consistent with past practices, or (B) terminate the employment of any (1) Key Employees other than for cause or (2) employees who are not Key Employees other than for cause or in the ordinary course of business consistent with past practices;

          (k)   change any material accounting method, principle or practice, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

          (l)    make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any material amended Tax Returns or claims for material Tax refunds, file for, enter into or amend any material Tax ruling or material Tax grant, concession, closing agreement or similar agreement or arrangement, surrender or settle any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

          (m)  without limiting Section 6.06, settle, or offer or propose to settle any litigation, investigation, arbitration, proceeding or other claim or dispute involving or against the Company or any of its Subsidiaries, other than (i) ordinary course disputes with vendors, customers or employees in which no litigation or arbitration commences and (ii) settlements or compromises of any litigation, investigation, arbitration, proceeding or other claim or dispute where the amount paid in an individual settlement or compromise by the Company (and not including any amount paid by the Company's insurance carriers or third parties) does not exceed the amount set forth in Section 6.01(m) of the Company Disclosure Schedule;

          (n)   fail to maintain existing insurance policies or comparable replacement policies consistent with levels maintained by the Company and its Subsidiaries on the date of this Agreement;

          (o)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

          (p)   agree, authorize, resolve or commit to do any of the foregoing.

        Section 6.02.    Company Stockholder Meeting; Proxy Statement.     (a) The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable (and, subject to the Company's right to adjourn or postpone the Company Stockholder Meeting as contemplated by Section 6.02(b), in any event within 40 days) after clearance of the Company Proxy Statement by the SEC for the purpose of obtaining the Company Stockholder Approval, and shall comply in all material respects with all legal requirements applicable to such meeting. In connection with the Company Stockholder Meeting, the Company shall (i) prepare and file with the SEC the Company Proxy Statement as soon as reasonably practicable (and in any event within 20 Business Days after the date hereof), (ii) cause the Company Proxy Statement and any amendments or supplements thereto, when filed, to comply as to form, with all material legal requirements applicable thereto, (iii) use its reasonable best efforts to have the Company Proxy Statement and all other proxy materials for the Company Stockholder Meeting cleared by the SEC as promptly as practicable and (iv) mail the Company Proxy Statement and all other proxy materials for the Company Stockholder Meeting to its stockholders as promptly as practicable after clearance by the SEC.

          (b)   Subject to Section 6.03, the Board of Directors of the Company shall (i) recommend adoption of this Agreement by the Company's stockholders and include the Company Board Recommendation in the Company Proxy Statement and (ii) use its reasonable best efforts to obtain the Company Stockholder Approval. Without limiting the generality of the foregoing, unless and until this Agreement is terminated in accordance with its terms, this Agreement and the Merger shall be submitted to the Company's stockholders at the Company Stockholder Meeting, notwithstanding (A) any Adverse Recommendation Change or (B) the making of any Acquisition Proposal (whether or not publicly made). Subject to Section 8.02(a), the Company shall not, without the prior written consent of Parent, adjourn, postpone or otherwise delay the Company Stockholder Meeting; provided that the Company may, without the prior written consent of Parent, adjourn or postpone the Company Stockholder Meeting, after consultation with Parent, if the Company believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (1) if there are not sufficient affirmative votes in person or by proxy at such meeting to constitute a quorum or to obtain the Company Stockholder Approval, solicit additional proxies necessary to obtain a quorum or the Company Stockholder Approval at the Company Stockholder Meeting (including any adjournment or postponement thereof),

  (2) distribute any supplement or amendment to the Company Proxy Statement that the Board of Directors of the Company has determined in good faith after consultation with outside legal counsel is necessary under Applicable Law and for such supplement or amendment to be reviewed by the Company's stockholders prior to the Company Stockholder Meeting (including any adjournment or postponement thereof) or (3) ensure that the Company Stockholder Meeting and the Parent Shareholder Meeting are held on the same date and at the same time. After the Company has established a record date for the Company Stockholder Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholder Meeting without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), unless (x) required to do so by Applicable Law or the Company's organizational documents or (y) as required in connection with any adjournment or postponement of the Company Stockholder Meeting permitted by the immediately preceding sentence (it being understood that in the case of this clause (y), the Company shall consult with and consider in good faith the views of Parent in connection with setting such new record date). Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than (I) matters of procedure, (II) matters required by Applicable Law to be voted on by the Company's stockholders in connection with the approval of this Agreement and the transactions contemplated hereby and (III) matters reasonably related to the adoption of this Agreement, such as the approval of any payments to executives under Section 280G of the Code) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting (including any adjournment or postponement thereof).

        Section 6.03.    No Solicitation.     (a) General Prohibitions. Except as permitted by this Section 6.03, the Company shall not, shall cause its Subsidiaries not to, shall cause each Company Transaction Representative not to, and shall use its reasonable best efforts to cause each Other Company Representative not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations relating to an Acquisition Proposal with, furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) amend or grant any waiver or release under or fail to enforce any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, unless the Board of Directors of the Company determines after considering advice from outside legal counsel to the Company that the failure to waive or release such provision could reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law, (iv) (A) fail to make, withdraw or modify in a manner adverse to Parent, or publicly propose to fail to make, withdraw or modify in a manner adverse to Parent, the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Company Proxy Statement or (C) recommend, adopt or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal (any of the foregoing in this clause (iv), an "Adverse Recommendation Change"), (v) approve any Person becoming an "interested stockholder" under Section 203 of Delaware Law or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other agreement relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement). It is understood that any violation of the restrictions on the Company set forth in this Section 6.03 by any Subsidiary of the Company or any Company Transaction Representative shall be deemed a breach of this Section 6.03 by the Company.

          (b)    Exceptions.    Notwithstanding the first sentence of Section 6.03(a), but subject (as applicable) to compliance with the following provisions of this Section 6.03(b), Section 6.03(c) and Section 6.03(d), at any time prior to the adoption of this Agreement by the Company's stockholders (but in no event after the adoption of this Agreement by the Company's stockholders):

              (i)  if the Company or any of its Representatives receive a written Acquisition Proposal from any Third Party, which Acquisition Proposal did not result from a breach of this Section 6.03, (A) the Company, directly or indirectly through its Representatives, may contact such Third Party for the sole purpose of clarifying the terms and conditions thereof and (B) if the Board of Directors of the Company determines in good faith, after considering advice from a financial advisor of nationally recognized reputation and outside legal counsel to the Company, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then the Company, directly or indirectly through its Representatives, may (x) furnish information (including non-public information) relating to the Company or any of its Subsidiaries to the Third Party that has made such Acquisition Proposal pursuant to a confidentiality agreement with such Third Party with terms no less favorable in the aggregate to the Company than those provided in the Confidentiality Agreement, except that such confidentiality agreement with such Third Party (1) need not include a standstill provision or prohibit the submission of Acquisition Proposals or amendments thereto to the Company or the Board of Directors of the Company, and (2) shall not in any event include provisions requiring exclusive negotiations (an "Acceptable Confidentiality Agreement"), a copy of which confidentiality agreement with such Third Party shall be provided to Parent promptly after the execution thereof; provided that, to the extent that any such information furnished to such Third Party or its Representatives has not been previously provided or made available to Parent or its Representatives, all such information shall be promptly (and in any event within twenty-four hours) provided or made available to Parent and (y) enter into, engage in or otherwise participate in discussions or negotiations with the Third Party making such Acquisition Proposal;

             (ii)  following receipt of a Superior Proposal after the date of this Agreement, the Board of Directors of the Company may (A) make an Adverse Recommendation Change or (B) terminate this Agreement pursuant to and in accordance with Section 10.01(d)(i) and Section 10.03 in order to enter into a definitive, written agreement concerning a Superior Proposal; and

            (iii)  other than in connection with a Superior Proposal, the Board of Directors of the Company may make an Adverse Recommendation Change,

  in each case referred to in the foregoing clauses (i), (ii) and (iii), only if the Board of Directors of the Company determines in good faith, after considering advice from a financial advisor of nationally recognized reputation and outside legal counsel to the Company, that the failure to take such action would (or, in the case of clause (i), could) reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law. Nothing contained herein shall prevent the Board of Directors of the Company from (A) complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.03; provided that unless the Board of Directors of the Company reaffirms the Company Board Recommendation in such statement or in connection with such action by the close of business on the 10th Business Day after the commencement of such Acquisition Proposal under Rule 14e-2(a), such action shall be deemed to be an Adverse Recommendation Change or (B) issuing "stop, look and listen" disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act.

          (c)    Required Notices.    The Company shall notify Parent in writing promptly (but in no event later than 24 hours) after receipt by the Company, its Subsidiaries or any of their respective Representatives of any Acquisition Proposal, any bona fide written indication that a Third Party intends to make an Acquisition Proposal or any written request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that intends to make an Acquisition Proposal in connection therewith. The Company shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request (including any material changes thereto). The Company shall keep Parent reasonably informed on a current basis of any material developments, discussions or negotiations regarding any such Acquisition Proposal, indication or request (including any changes thereto), and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters).

          (d)    "Last Look".    In addition to the requirements set forth in Section 6.03(a), Section 6.03(b) and Section 6.03(c), the Board of Directors of the Company shall not (x) make an Adverse Recommendation Change pursuant to Section 6.03(b)(ii) or terminate (or seek to terminate) this Agreement pursuant to Section 10.01(d)(i) in order to enter into a definitive, written agreement concerning a Superior Proposal or (y) make an Adverse Recommendation Change pursuant to Section 6.03(b)(iii), unless (i) the Company promptly notifies Parent in writing at least four Business Days before taking such action, of its intention to do so, attaching the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making the Acquisition Proposal, or, in the case of an Adverse Recommendation Change pursuant to Section 6.03(b)(iii), a reasonably detailed description of the facts relating to such Adverse Recommendation Change (provided, for the avoidance of doubt, that the delivery of such notice shall not itself constitute an Adverse Recommendation Change), (ii) during such four Business Day period, if requested by Parent, the Company and its Representatives shall have discussed and negotiated in good faith (in each case to the extent Parent desires to negotiate) with Parent and its Representatives regarding any proposal by Parent to amend the terms of this Agreement in response to such Superior Proposal or potential Adverse Recommendation Change, as applicable and (iii) after such four Business Day period, the Board of Directors of the Company shall have determined in good faith, after considering advice from a financial advisor of nationally recognized reputation (in the case of a Superior Proposal) and outside legal counsel to the Company, and taking into account any proposal by Parent to amend the terms of this Agreement made during such period, that (A) in the case of clause (x) above, such Acquisition Proposal continues to be a Superior Proposal and (B) in the case of clause (x) or (y), the failure to take such action would continue to reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law (it being understood and agreed that any amendment to the financial or other material terms of any such Superior Proposal shall require a new written notification from the Company and a new notice period under clause (i) of this Section 6.03(d) (except that such negotiation period shall be for three Business Days), during which period the Company shall be required to comply with the other requirements of this Section 6.03(d) anew).

          (e)    Definition of Superior Proposal.    For purposes of this Agreement, "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.03 for at least a majority of the outstanding shares of Company Common Stock or more than 50% of the consolidated assets of the Company and its Subsidiaries on terms that the Board of Directors of the Company determines in good faith, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel, and taking into account all circumstances reasonably deemed relevant by the Board of Directors of the Company (including the expected timing and likelihood of consummation, any governmental or other approval requirements, any break-up fees, expense reimbursement provisions, conditions to consummation, availability of necessary financing and other financial, regulatory, legal and other aspects of such Acquisition Proposal), would result in a transaction that if consummated, is more favorable to the Company's stockholders from a financial point of view than as provided hereunder (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.03(d)).

          (f)    Obligation to Terminate Existing Discussions.    The Company shall, shall cause each Company Transaction Representative to, and shall use its reasonable best efforts to cause each Other Company Representative to, immediately cease and cause to be terminated any and all existing discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal, and shall request that any such Third Party and its Representatives in possession of confidential information about the Company or its Subsidiaries that was furnished by or on behalf of the Company to such Persons return or destroy all such information and deliver a certification as to such return or destruction, which certifications the Company shall seek to obtain as promptly as practicable after the date hereof.

        Section 6.04.    Access to Information.     From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall (a) give to Parent, its counsel, financial advisors, auditors and other authorized Representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries and (b) furnish to Parent, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information as such Persons may reasonably request (including such information as (i) Parent and Parent Sponsor may reasonably require in connection with the preparation of the Parent Shareholder Circular and any amendments or supplements thereto and any other related documents required to be filed or published in connection with the transactions contemplated by this Agreement or (ii) the UKLA may request in connection with its review and approval of the Parent Shareholder Circular and any amendments or supplements thereto) and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized Representatives to comply with the Company's obligations set forth in this Section 6.04. The Company shall instruct its external auditors to co-operate with Parent's external auditors as soon as practicable to agree on the necessary processes and procedures that are required to be undertaken by each of them in relation to the preparation of the information required for the Parent Shareholder Circular and any information and comfort letters required in relation to the preparation of the Parent Shareholder Circular. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. All information furnished pursuant to this Section shall be subject to the Confidentiality Agreement; provided that in no event shall the terms of the Confidentiality Agreement be deemed to prevent the disclosure of any information by Parent (A) to Parent Sponsor or the UKLA, or (B) in the Parent Shareholder Circular to the extent required in order for Parent to comply with the Listing Rules or any other requirements of the UKLA. No information or knowledge obtained in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Notwithstanding anything to the contrary contained herein, nothing in this Section 6.04 shall require the Company or any of its Subsidiaries to (i) provide access to or furnish any (A) documentation or information relating to the potential sale of the Company or the transactions contemplated by this Agreement, (B) trade secrets or (C) items subject to any attorney-client, work product, or other similar privilege or (ii) violate the terms of any confidentiality agreement or other Contract with a third party; provided that the Company agrees to use reasonable efforts to disclose such information in a manner that would not violate the terms of such confidentiality agreement or other Contract.

        Section 6.05.    Financing Cooperation.     Prior to the Closing, the Company shall and shall cause its Subsidiaries and Representatives to, use its and their respective reasonable best efforts to provide such information and cooperation as may be reasonably requested by Parent in connection with the arrangement and syndication of any financing to be consummated in connection with the Merger and the other transactions contemplated by this Agreement, including the Debt Financing and any bond or similar debt offering or issuance by Parent, its Subsidiaries or Merger Sub for the purpose of refinancing or replacing any part of the Debt Financing or otherwise in order to raise funds to be used by Parent in discharging its obligations under this Agreement (a "Bond Refinancing") (it being understood that the receipt of any such financing is not a condition to the Merger), including providing reasonable access to and procuring the reasonable co-operation of auditors (including without limitation with respect to the provision of comfort letters) and upon reasonable notice, attending a reasonable number of meetings with third parties where reasonably required at reasonable times and locations mutually agreed (including without limitation for the purposes of due diligence). Parent shall, (a) promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.05, and (b) indemnify and hold harmless the Company and its Subsidiaries and its and their respective directors, officers, employees and advisors from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorneys' fees), interest, awards, judgments and penalties suffered or incurred in connection with the Debt Financing or any assistance or activities in connection therewith (other than arising from fraud or intentional misrepresentations, misstatements or omissions on the part of the Company or any of its Affiliates).

        Section 6.06.    Stockholder Litigation.     The Company shall notify Parent in writing as promptly as practicable after it has received written notice of any stockholder litigation (including derivative claims) against the Company, any of its Subsidiaries or any of their respective directors or executive officers relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement ("Merger-Related Litigation") before any Governmental Authority. Parent shall have the right to participate in (but not control) the defense of any Merger-Related Litigation and the Company shall consult with Parent regarding the defense of any Merger-Related Litigation. In no event shall the Company enter into any settlement with respect to such Merger-Related Litigation without Parent's written consent, such consent not to be unreasonably withheld, conditioned or delayed, except to the extent such settlement is covered by the Company's insurance policies (other than any applicable deductible), but only if such settlement would not result in the imposition of any restriction on the business or operations of the Company or its Subsidiaries following the Closing.

        Section 6.07.    Section 16 Matters.     Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

        Section 6.08.    Company Notes.     The Company shall use its reasonable best efforts to cooperate and provide reasonable assistance and information to Parent in connection with any presentations to or discussions that Parent wishes to have with any ratings agencies or applicable trustee in connection with any and all series of notes that have been issued by the Company from time to time and any matters in connection therewith as may be necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, and shall allow Parent to lead any such discussions or presentations made to such ratings agencies or applicable trustee to the extent such discussions or presentations relate to the Merger or the other transactions contemplated by this Agreement.

Article 7
COVENANTS OF PARENT

        Parent agrees that:

        Section 7.01.    Obligations of Merger Sub.     Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

        Section 7.02.    Parent Shareholder Meeting; Shareholder Circular.     (a) Subject to Section 8.02, Parent shall cause a general meeting of the shareholders of Parent (the "Parent Shareholder Meeting") to be convened as soon as reasonably practicable (and, subject to Parent's right to adjourn or postpone the Parent Shareholder Meeting as contemplated by Section 7.02(b), in any event within 28 days) after the approval of the Parent Shareholder Circular by the UKLA for the purpose of obtaining the Parent Shareholder Approval at the Company Stockholder Meeting (including any adjournment or postponement thereof), and shall comply in all material respects with all legal requirements applicable to such meeting. In connection with the Parent Shareholder Meeting, Parent shall (i) prepare and file with the UKLA a first draft of the Parent Shareholder Circular as soon as reasonably practicable (and in any event within 30 Business Days after the date hereof); provided that Parent shall cooperate with the Company to prepare any disclosure that is required to be contained in both the Parent Shareholder Circular and the Company Proxy Statement in sufficient time to allow the Company to comply with its obligations in Section 6.02, (ii) cause the Parent Shareholder Circular and any amendments or supplements thereto, when published in accordance with the Listing Rules, to comply with all material legal requirements applicable thereto and (iii) use its reasonable best efforts to have the Parent Shareholder Circular approved by the UKLA as promptly as practicable.

          (b)   Subject to Section 7.03, the Board of Directors of Parent shall (i) recommend approval of the Merger by Parent's shareholders and include the Parent Board Recommendation in the Parent Shareholder Circular and (ii) use its reasonable best efforts to obtain the Parent Shareholder Approval. Subject to Section 8.02(a), Parent shall not, without the prior written consent of the Company, adjourn, postpone or otherwise delay the Parent Shareholder Meeting; provided that Parent may, without the prior written consent of the Company, adjourn or postpone the Parent Shareholder Meeting, after consultation with the Company, if Parent believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (A) if there are not sufficient affirmative votes in person or by proxy at such meeting to constitute a quorum or to obtain the Parent Shareholder Approval, solicit additional proxies necessary to obtain a quorum or the Parent Shareholder Approval at the Parent Shareholder Meeting (including any adjournment or postponement thereof), (B) distribute any supplement or amendment to the Parent Shareholder Circular that the Board of Directors of Parent has determined in good faith after consultation with outside legal counsel is necessary under Applicable Law and for such supplement or amendment to be reviewed by Parent's shareholders prior to the Parent Shareholder Meeting (including any adjournment or postponement thereof) or (C) ensure that the Parent Shareholder Meeting and the Company Stockholder Meeting are held on the same date and at the same time. After Parent has established a record date for the Parent Shareholder Meeting, Parent shall not change such record date or establish a different record date for the Parent Shareholder Meeting without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), unless (x) required to do so by Applicable Law or Parent's organizational documents or (y) as required in connection with any adjournment or postponement of the Parent Shareholder Meeting permitted by the immediately preceding sentence (it being understood that in the case of this clause (y), Parent shall consult with and consider in good faith the view of the Company in connection with setting such new record date). Without the prior written consent of the Company, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than matters of procedure and matters required by Applicable Law to be voted on by Parent's shareholders in connection with the approval of this Agreement and the transactions contemplated hereby) that Parent shall propose to be acted on by the stockholders of Parent at the Parent Shareholder Meeting (including any adjournment or postponement thereof).

        Section 7.03.    Parent Board Recommendation.     Except as permitted by the following sentence, Parent and its Subsidiaries shall not, and shall not authorize or permit their respective Representatives to, directly or indirectly, fail to make, withdraw or modify in a manner adverse to the Company, or publicly propose to fail to make, withdraw or modify in a manner adverse to the Company, the Parent Board Recommendation (any of the foregoing in this sentence, a "Parent Adverse Recommendation Change"). Notwithstanding anything to the contrary, at any time prior to obtaining the Parent Shareholder Approval, the Board of Directors of Parent may effect a Parent Adverse Recommendation Change, if the Board of Directors of Parent determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with Parent's directors' fiduciary duties under Applicable Law; provided, however, that, unless and until this Agreement is terminated in accordance with its terms, this Agreement and the Merger shall be submitted to Parent's shareholders at the Parent Shareholder Meeting notwithstanding any Parent Adverse Recommendation Change.

        Section 7.04.    Director and Officer Liability.     Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

          (a)   For not less than six years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless the present and former officers, employees and directors of the Company and each of its Subsidiaries and each individual who is serving or has served at the request or for the benefit of the Company or any of its Subsidiaries as a director, officer, employee of another Person (each such director, officer, employee, an "Indemnified Person") who was or is a party or is threatened to be made a party to any actual or threatened claim, audit, action, suit, proceeding or investigation in respect of acts or omissions occurring at or prior to the Effective Time (other than an action by or in the right of the Company or any of its Subsidiaries) by reason of the fact that such person is or was a director, officer or employee of the Company, or is or was a director, officer or employee of the Company serving at the request of the Company as a director, officer or employee with respect to, another corporation, partnership, joint venture, trust or other enterprise, against any resulting claims, losses, liabilities, damages, fines, judgments, settlements and reasonable fees and expenses, including reasonable attorneys' fees and expenses, and other costs, arising therefrom. The Surviving Corporation shall promptly advance any reasonable expenses as incurred by any such Indemnified Person in connection with any such claim, audit, action, suit, proceeding or investigation; provided, that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final, non-appealable judgment of a court of competent jurisdiction that such Person is not entitled to indemnification. The Surviving Corporation shall cooperate with each Indemnified Person in the defense of any action.

          (b)   For not less than six years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect provisions in its certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) which provide for exculpation, indemnification and advancement of expenses for each Indemnified Person with respect to any matters existing or occurring at or prior to the Effective Time and that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

          (c)   At or prior to the Effective Time, the Company shall be permitted to, and if the Company is unable to, Parent shall, or shall cause the Surviving Corporation to, purchase a prepaid directors' and officers' liability "tail" insurance policy or other comparable directors' and officers' liability and fiduciary liability policies, in each case providing coverage for claims asserted prior to and for six years after the Effective Time with respect to any matters existing or occurring at or prior to the Effective Time (and, with respect to claims made prior to or during such period, until final resolution thereof), with levels of coverage, terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the Company's directors' and officers' insurance policies and fiduciary liability insurance policies in effect as of the date hereof (the "D&O Insurance"); provided that if the aggregate annual cost for such insurance coverage exceeds 300% of the current annual premium paid by the Company (which amount is set forth in Section 7.04(c) of the Company Disclosure Schedule), the Surviving Corporation shall instead be obligated to obtain D&O Insurance with the best available coverage with respect to matters occurring at or prior to the Effective Time for an aggregate annual cost of 300% of the current annual premium.

          (d)   If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.04.

          (e)   The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

        Section 7.05.    Employee Matters.     (a) During the period beginning at the Effective Time and ending on December 31, 2018 (or such shorter period of employment, as the case may be) (the "Continuation Period"), Parent shall, or shall cause its Subsidiaries to, provide to each employee who is actively employed by the Company or its Subsidiaries at the Effective Time, including any employee who is out on leave or disability (to the extent that such items are applicable to such inactive employees) (each, a "Covered Employee"), (i) base salary, base wage rate and annual cash incentive opportunities that are no less favorable, in each case, than the base salary, base wage rate and annual cash incentive opportunities that were provided to such Covered Employee immediately prior to the Effective Time and (ii) other benefits in the aggregate that are no less favorable in the aggregate than the compensation and benefits (other than equity compensation and other long-term incentives, change in control, retention, transition, stay or similar arrangements to the extent such benefits are paid to a Covered Employee) that were provided to such Covered Employee under the Employee Plans immediately prior to the Effective Time.

          (b)   During the Continuation Period, in the event that a Covered Employee's employment with the Surviving Corporation, Parent or its Affiliates or Subsidiaries is terminated or such Person takes any other action that would have entitled such Covered Employee to receive severance payments and benefits under the Company's severance plans or practices as in effect as of the date of this Agreement and as set forth on Section 7.05 of the Company Disclosure Schedule (the "Company Severance Practice"), the Surviving Corporation, Parent or their Affiliates or Subsidiaries shall provide such Covered Employee with severance payments and benefits no less favorable than the severance payments and benefits determined pursuant to the Company

  Severance Practice determined using such Covered Employee's then current compensation and years of service (determined in accordance with this Agreement).

          (c)   In the event any Covered Employee becomes eligible to participate under any employee benefit plan, program, policy or arrangement of Parent or any of its Subsidiaries (each, a "Parent Employee Benefit Plan") following the Effective Time, Parent shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to such Covered Employee under any Parent Employee Benefit Plan providing medical, dental, vision or other health benefits to the same extent such limitation would have been waived or satisfied under the corresponding employee benefit plan such Covered Employee participated in immediately prior to coverage under such Parent Employee Benefit Plan and (ii) provide such Covered Employee with credit for any copayments and deductibles paid prior to such Covered Employee's coverage under any Parent Employee Benefit Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the employee benefit plan such Covered Employee participated in immediately prior to coverage under such Parent Employee Benefit Plan in satisfying any applicable deductible or out-of-pocket requirements under such Parent Employee Benefit Plan.

          (d)   As of the Effective Time, Parent shall, or shall cause its Subsidiaries to, recognize all service of each Covered Employee prior to the Effective Time, with the Company and its Subsidiaries for vesting and eligibility purposes (but not for benefit accrual purposes, except for purposes of vacation, severance and matching contributions to defined contribution retirement plans (other than as set forth herein), as applicable) to the same extent recognized under the corresponding Employee Plans; provided, however, that for the avoidance of doubt, service of each Covered Employee prior to the Effective Time shall not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any: (i) defined benefit pension plan maintained by Parent or (ii) Parent retiree medical program or other retiree welfare benefit program in which any Covered Employee participates after the Effective Time. In no event shall anything contained in this Section 7.04 result in any duplication of benefits for the same period of service.

          (e)   Parent hereby acknowledges that the consummation of the transactions contemplated by this Agreement constitute a "change in control" or "change of control" of the Company for purposes of any Employee Plan that contains a definition of "change in control" or "change of control", as applicable.

          (f)    Without limiting the generality of Section 11.06, nothing in this Section 7.04, express or implied, (i) is intended to or shall confer upon any Person other than the parties hereto, including any Covered Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement, (iii) shall alter or limit the ability of Parent or any of its Affiliates (or, following the Effective Time, the Company or any of its Affiliates) to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (iv) shall create any obligation on the part of Parent or its Affiliates (or, following the Effective Time, the Company or any of its Affiliates) to employ any Covered Employee for any period following the Closing Date.

        Section 7.06.    Financing.     (a) Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to obtain the Debt Financing on the terms and conditions contained in the Debt Financing Agreements, including using its reasonable best efforts to satisfy (or if determined advisable by Parent, obtain the waiver of) on a timely basis all conditions to obtaining the Debt Financing contained in the Debt Financing Agreements to the extent such conditions are within Parent's and Merger Sub's control. Parent shall give the Company prompt notice of (x) any material breach by any party to the Debt Financing Agreements of which Parent or Merger Sub becomes aware which would cause the Debt Financing to become unavailable, (y) any termination of any of the Debt Financing Agreements or (z) the receipt of any notice from any Financing Source with respect to such Financing Source's failure or anticipated failure to fund its commitments under any Debt Financing Agreements. If any portion of the Debt Financing becomes unavailable (it being understood that Parent and/or Merger Sub shall have the right to substitute the proceeds of consummated equity offerings or debt offerings or incurrences of debt for all or any portion of the Debt Financing contemplated by the Debt Financing Agreements by reducing commitments under the Debt Financing Agreements), each of Parent and Merger Sub shall (i) use its reasonable best efforts to obtain, as promptly as practicable after becoming aware of such unavailability, alternative debt financing for such portion thereof (to the extent such portion will not instead be funded by Parent and/or Merger Sub (at their sole discretion) from cash or cash equivalents) from alternative debt financing sources ("Alternative Financing") in an amount sufficient to consummate the transactions contemplated by this Agreement and (ii) promptly notify the Company of such unavailability and, if known and not subject to any obligation of confidentiality, the reason therefor. If obtained, Parent shall deliver to the Company true and complete copies of all agreements (other than any fee letters, mandate letters and engagement letters) pursuant to which any such alternative financing source shall have committed to provide Parent or Merger Sub with Alternative Financing. Parent and Merger Sub shall not, without the Company's prior written consent (not to be unreasonably withheld, delayed or conditioned), agree to any amendment or modification to, or any waiver of any provision or remedy under, any Debt Financing Agreement unless the terms and conditions of such Debt Financing Agreement (taken as a whole), as so amended, modified or waived, are no more onerous on Parent (in the reasonable judgment of Parent) as those contained in such Debt Financing Agreement prior to giving effect to such amendment, modification or waiver; provided that in the case of amendments or modifications of any Debt Financing Agreement, the foregoing shall only apply if such amendment or modification (A) would reasonably be expected to adversely affect the ability of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement or (B) adversely affects the ability of Parent or Merger Sub to enforce its rights against the other parties to such Debt Financing Agreement. Parent shall keep the Company reasonably informed on a reasonably current basis of the status of its efforts to consummate the Debt Financing.

          (b)   Notwithstanding anything in this Agreement to the contrary, Parent, in its sole discretion and at any time, may replace any Debt Financing Agreement with another commitment letter, definitive credit facility or other financing agreement (a "Replacement Debt Financing Agreement") pursuant to which any financial institution(s) selected by Parent in its sole discretion commit to provide debt financing to finance the transactions contemplated by this Agreement ("Replacement Debt Financing") and at any time after the effectiveness thereof Parent may, in its sole discretion, terminate the applicable Debt Financing Agreement and the commitments thereunder; provided that, without the Company's prior written consent (not to be unreasonably withheld, delayed or conditioned), the terms and conditions of any Replacement Debt Financing (taken as a whole) shall be no more onerous on Parent (in the reasonable judgment of Parent) as those contained in the Debt Financing Agreement(s) being replaced. Promptly after the termination of any Debt Financing Agreement and the execution of any Replacement Debt Financing Agreement by Parent in accordance with this Section 7.05(b), Parent shall notify the Company of such events and provide fully executed copies of such Replacement Debt Financing Agreement and any agreements relating thereto (other than any fee letters or engagement letters).

          (c)   For the avoidance of doubt, in no event shall the receipt or availability of any financing to Parent or any of its Affiliates or any other financing transaction be a condition to Closing or to any of the other obligations of Parent or Merger Sub hereunder.

        Section 7.07.    Parent Litigation.     Parent shall notify the Company in writing as promptly as practicable after it has received written notice of any litigation against Parent, Merger Sub, any of its Subsidiaries or any of their respective directors or executive officers relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement before any Governmental Authority, and shall thereafter keep the Company reasonably informed with respect to the status of any such litigation.

Article 8
COVENANTS OF PARENT AND THE COMPANY

        The parties hereto agree that:

        Section 8.01.    Reasonable Best Efforts.     (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Law to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including using reasonable best efforts to (i) take such actions as are necessary to cause the conditions set forth in Article 9 to be satisfied (provided that nothing in this Agreement shall be deemed to obligate any party to waive any such conditions), (ii) prepare, make and file all notices, statements, filings, submissions of information, applications and other documents with any Governmental Authorities as are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement, (iii) obtain and maintain all consents, approvals, authorizations, clearances, actions, non-actions, waivers, licenses, registrations, permits, variances, exemptions, orders and other confirmations from any Governmental Authorities as are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement and (iv) cooperate to the extent reasonable with the other parties hereto in their respective efforts to comply with their respective obligations under this Agreement.

          (b)   Both Parent and the Company shall share the right to control and direct the defense of the transactions contemplated hereby before any Governmental Authority, including by, in cooperation with the other party, scheduling, and directing strategy for, any meetings and negotiations with, Governmental Authorities regarding the transactions contemplated hereby.

          (c)   In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable and in any event within 10 Business Days after the date hereof, and such other initial filings (including any pre-notification draft) as may be required in connection with the Required Governmental Approvals, as promptly as practicable and in any event within 20 Business Days after the date hereof, and supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or such other Competition Laws, and shall use their reasonable best efforts to take all other actions necessary to cause the condition set forth in Section 9.01(c) to be satisfied as soon as practicable and in any event prior to the End Date. Other than as set forth in the immediately following sentence, neither Parent nor Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the other party (not to be unreasonably withheld, delayed or conditioned). Notwithstanding the prior sentence or anything to the contrary in this Agreement, Parent may consent to one or more voluntary extensions of applicable statutory deadlines or waiting periods or to one or more voluntary delays of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority for no more than 30 days in the aggregate; provided, however, prior to agreeing to any such extension, Parent shall consult with and consider in good faith the views of the Company with respect thereto.

          (d)   Prior to the Closing, to the extent permitted by Applicable Law, each party hereto shall (i) consult with the other parties hereto with respect to, and shall provide any necessary or appropriate information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of), all filings made by such party with any Governmental Authority or any other information supplied by such party to, or meetings, conferences or correspondence with, any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, (ii) permit the other parties or their counsel to review in advance any information, correspondence or filing (and the documents submitted therewith) intended to be given by it to any Governmental Authority; provided that such materials may be redacted prior to sharing with the other party (A) to remove references to commercially or competitively sensitive information, (B) to remove references or documentation relating to the potential sale of the Company or the transactions contemplated by this Agreement, (C) as necessary to comply with contractual arrangements and (D) as necessary to address reasonable attorney-client privilege or confidentiality concerns; (iii) to the extent permitted by the applicable Governmental Authority, give the other parties or their counsel the opportunity to attend and participate in any meetings or conferences with such Governmental Authority and (iv) if such party receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to provide, or cause to be provided, after consultation with the other parties hereto, such additional information or material.

          (e)   Parent shall not, nor shall it permit its Subsidiaries to acquire or agree to acquire any business, Person or division thereof, or otherwise acquire or agree to acquire any assets, if such actions, individually or in the aggregate, (i) would reasonably be expected to materially delay or to materially increase the likelihood of not obtaining the applicable action, nonaction, waiver, clearance, consent or approval pursuant to the HSR Act or in connection with any Required Governmental Approval prior to the End Date or (ii) would reasonably be expected to require any action, nonaction, waiver, clearance, consent or approval of any other Governmental Authority with respect to the transactions contemplated hereby, which would reasonably be expected to materially delay or to materially impair Parent's ability to consummate the Merger and the other transactions contemplated by this Agreement prior to the End Date (or, in the case of any required action, nonaction, waiver, clearance, consent or approval, would reasonably be expected to materially delay or materially increase the likelihood of not obtaining such action, nonaction, waiver, clearance, consent or approval).

        Section 8.02.    Certain Filings.     (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, the Parent Shareholder Circular and any other document referred to in Section 4.09, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts or any Material Lease, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and (iii) in taking any such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement, the Parent Shareholder Circular and any other document referred to in Section 4.09 and seeking timely to obtain any such actions, consents, approvals or waivers. The Company and Parent shall cooperate with one another in setting a mutually acceptable date, which shall be as soon as reasonably practicable, for the Company Stockholder Meeting and the Parent Shareholder Meeting so as to enable them to occur, to the extent practicable, on the same date and at the same time, including by adjourning or postponing such meetings.

          (b)   The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Company Proxy Statement before any filing thereof (or of any amendment thereto) with the SEC, and the Company shall give reasonable and good faith consideration to any comments made thereon by Parent or its counsel. The Company shall provide Parent and its counsel with (i) any material comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company's response to any such comments and to provide comments on any such response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

          (c)   Parent shall give the Company and its counsel a reasonable opportunity to review and comment on the Parent Shareholder Circular before any filing thereof (or of any amendment thereto) with the UKLA, and Parent shall give reasonable good faith consideration to any comments thereon made by the Company or its counsel. Parent shall provide the Company and its counsel with (i) any material comments or other communications, whether written or oral, that Parent or its counsel may receive from time to time from the UKLA with respect to the Parent Shareholder Circular promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in Parent's response to any such comments and to provide comments on any such response (to which reasonable and good faith consideration shall be given).

          (d)   If at any time prior to the Effective Time, either the Company or Parent discovers any information relating to the Company, Parent, or any of their respective Affiliates, directors or officers that should be set forth in an amendment or supplement to either the Company Proxy Statement or the Parent Shareholder Circular so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the applicable party shall (i) file an appropriate amendment or supplement to such document with the SEC or the UKLA, as the case may be and if required by Applicable Law, describing such information and (ii) to the extent required by Applicable Law, disseminate such amendment or supplement to the stockholders of the Company or the shareholders of Parent, as applicable. The parties shall notify each other promptly of the receipt of any oral or written notice of the clearance of the Company Proxy Statement by the SEC or the approval of the Parent Shareholder Circular by the UKLA, the filing of any supplement or amendment thereto, the issuance of any stop order or any oral or written request by the SEC for amendment or supplement of the Company Proxy Statement or by the UKLA for amendment or supplement of the Parent Shareholder Circular or comments thereon or responses thereto or for additional information, and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, or the UKLA or the staff of the UKLA, on the other hand, with respect to the Company Proxy Statement, the Parent Shareholder Circular or the Merger.

        Section 8.03.    Public Announcements.     To the extent permitted by Applicable Law, Parent and the Company shall consult with each other and consider in good faith the comments of the other parties hereto before, directly or indirectly through any Representatives, issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the prior consent of the other party; provided that, no party will be required to consult with or obtain the consent of the other parties hereto with respect to any such press release, public announcement or other communication (a) if the Board of Directors of the Company has effected an Adverse Recommendation Change in accordance with Section 6.03, (b) if the Board of Directors of Parent has effected a Parent Adverse Recommendation Change in accordance with Section 7.03, (c) if the information included in such communication was previously approved for external distribution by the other parties or (d) in connection with any dispute between the parties regarding this Agreement or the transactions contemplated hereby.

        Section 8.04.    Further Assurances.     At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

        Section 8.05.    Notices of Certain Events.     Each of the Company and Parent shall promptly notify the other of: (a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement; and (d) to the knowledge of such party, the occurrence or non-occurrence, or impending occurrence or non-occurrence, of any event or circumstance that would reasonably be expected to cause the conditions set forth in Article 9 not to be satisfied; provided, that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        Section 8.06.    De-listing; Deregistration.     Prior to the Effective Time, the Company and Parent shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their respective parts under Applicable Law and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the 1934 Act at or as promptly as practicable after the Effective Time.

        Section 8.07.    Takeover Statutes.     If any "control share acquisition," "fair price," "moratorium" or other antitakeover or similar statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the respective members of their Boards of Directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Article 9
CONDITIONS TO THE MERGER

        Section 9.01.    Conditions to the Obligations of Each Party.     The obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by each such party) of the following conditions:

          (a)   the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

          (b)   the Parent Shareholder Approval shall have been obtained in accordance with the Listing Rules and all Applicable Law;

          (c)   any applicable waiting period under the HSR Act relating to the Merger or any of the other transactions contemplated hereby shall have expired or been terminated, and the Required Governmental Approvals set forth on Annex A shall have been made, obtained or taken, and any applicable approvals and waiting periods thereunder shall have been received and remain in effect (in the case of approvals) or expired or been terminated; and

          (d)   no provision of any Applicable Law shall restrain, enjoin, prohibit or otherwise make illegal the consummation of the Merger (any such provision of any Applicable Law that is an order, injunction, judgment or decree, a "Restraint").

        Section 9.02.    Conditions to the Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Parent) of the following further conditions:

          (a)   (i) the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.04(a), 4.06(b) and 4.22 shall be true and correct (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) in all material respects at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) in all material respects only as of such time), (ii) the representations and warranties of the Company contained in Section 4.05 shall be true and correct (disregarding all materiality and Company Material Adverse Effect qualifications contained therein), subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct (disregarding all materiality and Company Material Adverse Effect qualifications contained therein), subject only to de minimis exceptions, only at and as of such time), and (iii) all other representations and warranties of the Company contained in Article 4 shall be true and correct (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), except, in the case of this clause (iii) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

          (b)   the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

          (c)   Parent shall have received a certificate signed by an executive officer of the Company in such capacity confirming the satisfaction of the conditions set forth in Sections 9.02(a), 9.02(b) and 9.02(d); and

          (d)   since the date of this Agreement, there shall not have occurred or arisen any event, occurrence, development, change or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 9.03.    Conditions to the Obligations of the Company.     The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Company) of the following further condition:

          (a)   (i) the representations and warranties of Parent contained in Sections 5.01, 5.02, 5.04(a) and 5.08 shall be true and correct (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) in all material respects at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) in all material respects only as of such time) and (ii) all other representations and warranties of Parent and Merger Sub contained in Article 5 shall be true and correct (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) at and as of the date of this Agreement and at and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) only as of such time), except, in the case of this clause (ii) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

          (b)   each of Parent and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; and

          (c)   the Company shall have received a certificate signed by an executive officer of Parent in such capacity confirming the satisfaction of the conditions set forth in Sections 9.03(a) and 9.03(b).

Article 10
TERMINATION

        Section 10.01.    Termination.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval or adoption of this Agreement by the stockholders of the Company or Parent):

          (a)   by mutual written agreement of the Company and Parent;

          (b)   by either the Company or Parent, if:

              (i)  the Merger shall not have been consummated on or before September 10, 2017 (such date, as extended in accordance with this Section 10.01(b)(i), the "End Date"); provided that if on September 10, 2017, the condition to Closing set forth in Section 9.01(c), or in Section 9.01(d) if the applicable Restraint relates to any Competition Laws, shall not have been satisfied, but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on September 10, 2017), then the End Date shall be extended to and including December 10, 2017 if Parent notifies the Company, or the Company notifies Parent, in writing on or prior to September 10, 2017 of its election to so extend the End Date; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been the principal cause of the failure of the Merger to be consummated by such time;

             (ii)  there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such injunction shall have become final and nonappealable;

            (iii)  the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting (including any adjournment or postponement thereof); provided that the right to terminate the Agreement pursuant to this Section 10.01(b)(iii) shall not be available to the Company if its breach of any provision of this Agreement has been the principal cause of the failure to obtain the Company Stockholder Approval; or

            (iv)  the Parent Shareholder Approval shall not have been obtained at the Parent Shareholder Meeting (including any adjournment or postponement thereof); provided that the right to terminate the Agreement pursuant to this Section 10.01(b)(iv) shall not be available to Parent if its breach of any provision of this Agreement has been the principal cause of the failure to obtain the Parent Shareholder Approval; or

          (c)   by Parent, if:

              (i)  (A) the Board of Directors of the Company shall have made an Adverse Recommendation Change; or (B) at any time after an Acquisition Proposal shall have been publicly proposed or publicly disclosed the Company's Board of Directors shall have failed to publicly affirm the Company Board Recommendation within five Business Days after receipt of any written request to do so from Parent (provided that Parent shall only make such request once with respect to any Acquisition Proposal or any material and publicly proposed or disclosed amendment thereto); or

             (ii)  a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would result in the condition set forth in Section 9.02(a) or Section 9.02(b), as applicable, not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by the Company within 30 days following written notice to the Company from Parent or Merger Sub of such breach or failure to perform; provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) shall not be available to Parent if it is then in breach of this Agreement, which breach by Parent would cause any condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied; or

            (iii)  any of the Persons listed on Section 10.01(c)(iii) of the Company Disclosure Schedule shall have willfully and materially breached, or shall have caused or directed the Company, any of its Subsidiaries or any of their respective Representatives to materially breach, any of the Company's, its Subsidiaries or the Company Transaction Representatives' obligations under Section 6.03; and such breach is incapable of being cured or, if capable of being cured, has not been cured within five Business Days following written notice thereof from Parent; or

          (d)   by the Company:

              (i)  prior to obtaining the Company Stockholder Approval, in order to enter into a definitive, written agreement concerning a Superior Proposal in compliance with the terms of this Agreement, including Sections 6.03(d) and 10.03(a) (including that the Company shall have concurrently paid any amount due pursuant to Section 10.03 in accordance therewith);

             (ii)  if the Board of Directors of Parent shall have made a Parent Adverse Recommendation Change; or

            (iii)  if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would result in the condition set forth in Section 9.03(a) or Section 9.03(b), as applicable, not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by Parent or Merger Sub, as applicable, within 30 days following written notice to Parent or Merger Sub, as applicable, from the Company of such breach or failure to perform; provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(d)(iii) shall not be available to the Company if it is then in breach of this Agreement, which breach by the Company would cause any condition set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied.

        The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

        Section 10.02.    Effect of Termination.     If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder or Representative of such party) to each other party hereto except as provided in Section 10.03; provided that, subject to Section 10.03(f), no such termination shall relieve or otherwise affect the liability of any party hereto for fraud or any material breach of this Agreement by such party prior to termination, which breach is the consequence of an act or omission by such party with the actual knowledge that such act or omission would be a material breach of this Agreement. The provisions of this Section 10.02, the final sentence of Section 6.05, Section 10.03 and Article 11 (other than Section 11.13 except to the extent Section 11.13 relates to the specific performance of the provisions of this Agreement that survive termination) shall survive any termination hereof pursuant to Section 10.01.

        Section 10.03.    Termination Fees.     (a) Company Termination Fees.

              (i)  If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(iii), or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent or, if designated by Parent, a direct or indirect wholly owned Subsidiary of Parent (the "Parent Fee Designee"), by way of compensation, $480,000,000 (the "Termination Fee") within one Business Day after the date of the termination of the Agreement (in the case of any such termination by Parent) or concurrently with, and as a condition precedent to, the termination of the Agreement (in the case of any such termination by the Company).

             (ii)  If this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(iii), then the Company shall pay to Parent or the Parent Fee Designee, as applicable, by way of compensation, an amount equal to all out-of-pocket costs, fees and expenses (including legal fees and expenses) incurred by Parent or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby (including obtaining the Debt Financing or any Bond Refinancing) subject to cap on such reimbursement of $20,000,000 ("Parent Cost Reimbursement"), within one Business Day after the date of the termination of the Agreement (in the case of any such termination by Parent) or concurrently with, and as a condition precedent to, the termination of the Agreement (in the case of any such termination by the Company), and in addition, if (A) prior to the Company Stockholder Meeting, a bona fide Acquisition Proposal shall have been publicly proposed or publicly disclosed and not publicly withdrawn and (B) within 12 months following the date of such termination, the Company shall have consummated an Acquisition Proposal or entered into a definitive agreement providing for a transaction that constitutes an Acquisition Proposal (provided that for purposes of this clause (ii), each reference to "20%" in the definition of Acquisition Proposal shall be deemed to be a reference to "50%"), then the Company shall pay to Parent or the Parent Fee Designee, as applicable, by way of compensation, an amount equal to the Termination Fee, less any amounts already paid to Parent with respect to the Parent Cost Reimbursement, within one Business Day after the first date on which the Company enters into such definitive agreement or consummates such transaction.

            (iii)  If this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) and (A) prior to the date of such termination a bona fide Acquisition Proposal shall have been publicly proposed or publicly disclosed and not publicly withdrawn, and (B) within 12 months following the date of such termination, the Company shall have consummated an Acquisition Proposal or entered into a definitive agreement providing for a transaction that constitutes an Acquisition Proposal (provided that for purposes of this clause (iii), each reference to "20%" in the definition of Acquisition Proposal shall be deemed to be a reference to "50%"), then the Company shall pay to Parent or the Parent Fee Designee, by way of compensation, the Termination Fee within one Business Day after the first date on which the Company enters into such definitive agreement or consummates such transaction; provided that no Termination Fee shall be payable by the Company under this Section 10.03(a)(iii) if at the date of such termination, the condition set forth in Section 9.01(c) has not been satisfied, or the condition set forth in Section 9.01(d) has not been satisfied solely in connection with any Restraint in respect of any Competition Law.

          (b)    Parent Termination Fees.

              (i)  If this Agreement is terminated by the Company pursuant to Section 10.01(d)(ii), then Parent shall pay to the Company, by way of compensation, $480,000,000 (the "Reverse Termination Fee"), within one Business Day after the date of the termination of the Agreement.

             (ii)  If this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(iv), then Parent shall pay to the Company, by way of compensation, the Reverse Termination Fee, within one Business Day after the date of the termination of the Agreement (in the case of any such termination by the Company) or concurrently with, and as a condition precedent to, the termination of the Agreement (in the case of any such termination by Parent).

          (c)    VAT.    The parties anticipate that the Termination Fee, the Parent Cost Reimbursement and the Reverse Termination Fee, if paid, being compensatory in nature, shall not be treated, in whole or in part, as consideration for a supply for VAT purposes. However, if under a reverse charge mechanism, the Termination Fee or the Reverse Termination Fee, as applicable, is or is deemed to be consideration, in whole or in part, for a supply for VAT purposes, then the amount of the Termination Fee or the Reverse Termination Fee, as applicable, shall be reduced by an amount such that the sum payable by Parent or the Company, as applicable, when aggregated with any irrecoverable VAT in respect thereof, shall be equal to the amount of the Termination Fee or the Reverse Termination Fee, as applicable, that would be payable but for this Section 10.03(c). Such adjusting payment or payments as may be required between the parties to give effect to this Section 10.03(c) shall be made as soon as reasonably practicable.

          (d)    Payment.    Any payment of the Termination Fee, the Reverse Termination Fee or the Parent Cost Reimbursement shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Parent Fee Designee, or the Company, as applicable.

          (e)    Costs and Expenses.    Each party acknowledges that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, such party would not enter into this Agreement. Accordingly, if the applicable party fails promptly to pay any amount due pursuant to this Section 10.03, such party shall also pay any costs, fees and expenses incurred by the other party (including reasonable legal fees and expenses) in connection with a legal action to enforce this Agreement that results in a judgment for such amount against the party failing to promptly pay such amount. Any amount not paid when due pursuant to this Section 10.03 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition, in effect on the date of such payment.

          (f)    Sole and Exclusive Remedy.    The parties agree and understand that (i) in no event shall the Company be required to pay the Termination Fee on more than one occasion and in no event shall Parent or Merger Sub be required to pay the Reverse Termination Fee on more than one occasion and (ii) in no event shall Parent or the Parent Fee Designee, as applicable, be entitled, pursuant to Section 10.03(a), to receive an amount greater than the Termination Fee and in no event shall the Company be entitled, pursuant to Section 10.03(b), to receive an amount greater than the Reverse Termination Fee. Notwithstanding anything to the contrary in this Agreement, except in the case of fraud of any party hereto, (x) if Parent or the Parent Fee Designee, as applicable receives the Termination Fee from the Company pursuant to Section 10.03(a) or if the Company receives the Reverse Termination Fee from Parent pursuant to Section 10.03(b), such payment, together with any costs, fees or expenses payable pursuant to Section 10.03(e), shall be the sole and exclusive remedy of the receiving party against the paying party and its Subsidiaries and their respective former, current or future partners, stockholders, managers, members, Affiliates and Representatives and none of the paying party, any of its Subsidiaries or any of their respective former, current or future partners, stockholders, managers, members, Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and (y) if (A) Parent or Merger Sub receive any payments from the Company in respect of any breach of this Agreement and thereafter Parent receives the Termination Fee pursuant to this Section 10.03, or (B) the Company receives any payments from Parent or Merger Sub in respect of any breach of this Agreement and thereafter the Company receives the Reverse Termination Fee pursuant to this Section 10.03, the amount of such Termination Fee or Reverse Termination Fee, as applicable, shall be reduced by the aggregate amount of such payments made by the party paying the Termination Fee or Reverse Termination Fee, as applicable, in respect of any such breaches.

Article 11
MISCELLANEOUS

        Section 11.01.    Notices.     All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail ("e-mail") transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Sub, to:

    Reckitt Benckiser Group plc
    103-105 Bath Road
    Slough, Berkshire SL1 3UH
    Attention: General Counsel
    Facsimile No.: (212) 701-5010 (attn.: General Counsel c/o John Amorosi)
    E-mail: rupert.bondy@rb.com

  with a copy (which shall not constitute notice) to:

    Davis Polk & Wardwell LLP
    450 Lexington Avenue
    New York, New York 10017
    Attention: John D. Amorosi; Harold Birnbaum
    Facsimile No.: (212) 701-5010
    E-mail: john.amorosi@davispolk.com; harold.birnbaum@davispolk.com if to the Company, to:

    Mead Johnson Nutrition Company
    2701 Patriot Blvd, 4th Floor
    Glenview, IL 60026
    Attention: Patrick M. Sheller
    E-mail: patrick.sheller@mjn.com

  with a copy (which shall not constitute notice) to:

    Kirkland & Ellis LLP
    601 Lexington Avenue
    New York, NY
    Attention: Jonathan L. Davis, P.C.
    Facsimile No.: (212) 446 4900
    E-mail: jonathan.davis@kirkland.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

        Section 11.02.    Survival of Representations and Warranties.     The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Section 7.04.

        Section 11.03.    Amendments and Waivers.     (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval or Parent Shareholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law or the shareholders of Parent under the Listing Rules without such approval having first been obtained.

          (b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

          (c)   Notwithstanding anything to the contrary in this Agreement, any amendment, modification or waiver of any provision of which the Financing Related Parties are made third party beneficiaries pursuant to Section 11.06 that affects the rights of the Financing Related Parties will not be effective without the prior written consent of all the Financing Sources.

        Section 11.04.    Expenses.     Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

        Section 11.05.    Disclosure Schedule and SEC Document References.     (a) The parties hereto agree that disclosure of any item, matter or event in a particular Section of the Company Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section or subsection, as applicable, of this Agreement and (ii) any other representation and warranty of such party that is contained in another Section or subsection of this Agreement, but only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) would be reasonably apparent to a person who read such disclosure and such representations and warranties (or covenants, as applicable) concurrently with such representations and warranties.

          (b)   The parties hereto agree that any information contained in any part of any Company SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the Company's representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties; provided that in no event shall any information contained in any part of any Company SEC Document entitled "Risk Factors" or containing a description or explanation of "Forward-Looking Statements" or any other disclosures in any Company SEC Document that are forward-looking in nature be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of the Company contained in this Agreement.

        Section 11.06.    Binding Effect; Benefit; Assignment.     (a) Except as provided in Section 6.05 and Section 7.04, and except that each Financing Related Party shall be an express third-party beneficiary of Sections 11.06, 11.07, 11.08 and 11.09, the provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

          (b)   No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub.

          (c)   Notwithstanding anything in this Agreement to the contrary, the Company agrees that (i) neither it, nor any Company Related Persons shall have any rights or claims against any Financing Related Party in connection with the Debt Financing, this Agreement or any of the transactions contemplated by this Agreement, whether at law, in equity, in contract, tort or otherwise and (ii) no Financing Related Party shall have any liability whatsoever to the Company or any Company Related Persons, in connection with or relating to the Debt Financing, this Agreement or any of the transactions contemplated by this Agreement, whether at law, in equity, in contract, tort or otherwise.

        Section 11.07.    Governing Law.     This Agreement and all actions (whether in contract or tort) based on, arising out of or relating to the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the Applicable Law that might otherwise govern under applicable principles of conflicts of law thereof.

        Section 11.08.    Jurisdiction.     The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party. The parties hereto agree that a final judgment in any suit, action or proceeding brought in accordance with this Section 11.08 shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, at law or in equity, in contract, tort or otherwise, against or including any Financing Related Party in any way relating to this Agreement, including any dispute arising under or relating to any agreement entered into by any Financing Related Party in connection with the Debt Financing, or the performance thereof, in any forum other than the courts of England.

        Section 11.09.    WAIVER OF JURY TRIAL.     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY INCLUDING ANY SUCH PROCEEDING INVOLVING ANY FINANCING RELATED PARTY.

        Section 11.10.    Counterparts; Effectiveness.     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

        Section 11.11.    Entire Agreement.     This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

        Section 11.12.    Severability.     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        Section 11.13.    Specific Performance.     The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article 10, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 11.08 without proof of actual damages (and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy); in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

[The remainder of this page has been intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

RECKITT BENCKISER GROUP PLC
By:	/s/ RUPERT BONDY
	Name:	Rupert Bondy
	Title:	Authorized Signatory
MEAD JOHNSON NUTRITION COMPANY
By:	/s/ PETER KASPER JAKOBSEN
	Name:	Peter Kasper Jakobsen
	Title:	Chief Executive Officer
MARIGOLD MERGER SUB, INC.
By:	/s/ RUPERT BONDY
	Name:	Rupert Bondy
	Title:	Officer

[Signature Page to Merger Agreement]